Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

UPSTATE GROUP, L.L.C.,

the RONALD L. GINGERICH REVOCABLE LIVING TRUST DATED MAY 23, 1995

and

RONALD L. GINGERICH

As of March 23, 2006

i

LIST OF EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Shareholder Parties’ Counsel Opinion
Exhibit C	Form of Gingerich Non-Compete Agreement
Exhibit D	Form of Ryan Non-Compete Agreement

LIST OF SCHEDULES

Schedule 1.1(a)	Financial Statements
Schedule 1.1(b)	Leases
Schedule 1.1(c)	Real Property
Schedule 4.1	Foreign Qualifications
Schedule 4.3	Capital Stock
Schedule 4.4	Subsidiaries
Schedule 4.5	Conflicts
Schedule 4.6(a)(ii)	Real Property Purchase Rights
Schedule 4.6(b)	Legal Description of Real Property; Exceptions to Title
Schedule 4.6(b)(vii)	Material Real Estate Contracts
Schedule 4.6(b)(xii)	Defects in Real Property
Schedule 4.7	Title Exceptions; List of Assets
Schedule 4.8	Inventory Valuation Method
Schedule 4.9	Financial Statement Exceptions
Schedule 4.10	Undisclosed Liabilities
Schedule 4.11	Certain Changes
Schedule 4.12	Legal Proceedings
Schedule 4.13	Exceptions to Compliance with Law
Schedule 4.14	Company Contracts
Schedule 4.15(a)	Certain Tax Matters
Schedule 4.15(b)	Tax Returns
Schedule 4.16(a)	Officers and Employees
Schedule 4.16(b)	Form of Standard Offer of Employment Letter
Schedule 4.17(a)	List of Company Benefit Plans
Schedule 4.17(b)	Exceptions to Company Benefit Plans; Actuarial Assumptions
Schedule 4.18	Labor Relations
Schedule 4.19	Insurance Policies
Schedule 4.20	Environmental, Health and Safety Matters
Schedule 4.21	Company Registered Intellectual Property
Schedule 4.21(c)(i)	Third-Party IP Licenses
Schedule 4.21(c)(ii)	Company IP Licenses
Schedule 4.21(d)	Works of Original Authorship
Schedule 4.22(a)	Company Software
Schedule 4.23	Transactions with Affiliates
Schedule 4.25	Customer and Supplier Relations
Schedule 4.26(b)	Accounts Receivable
Schedule 4.27	Licenses
Schedule 4.29	Warranties and Guaranties
Schedule 4.30	Brokers, Finders and Investment Bankers
Schedule 4.31	Bank Accounts
Schedule 4.32	Cell Lines and Hybridomas
Schedule 4.33	Certain Regulatory Compliance
Schedule 4.34	Company Debt, Change of Control Payments; Transaction Expenses
Schedule 6.13	Excluded Assets
Schedule 7.2(i)	Resignations

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 23, 2006, is made and entered into by and among UPSTATE GROUP, L.L.C., a Delaware limited liability company (“Purchaser”), the RONALD L. GINGERICH REVOCABLE LIVING TRUST DATED MAY 23, 1995, a revocable living trust created pursuant to the laws of Missouri (the “Shareholder”), represented herein by its trustee Ronald L. Gingerich (in such capacity, the “Trustee”), and RONALD L. GINGERICH, an individual resident of the State of Missouri (in such capacity, the “Individual”, and together with the Shareholder, the “Shareholder Parties” and each a “Shareholder Party”). Purchaser and the Shareholder Parties are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Shareholder owns (a) all of the issued and outstanding shares of common stock, no par value per share (the “LRI Common Stock”), of Linco Research, Incorporated, a Missouri corporation (“LRI”), and (b) all of the issued and outstanding shares of common stock, par value $1.00 per share (the “LDS Common Stock”, and together with the LRI Common Stock, the “Company Stock”), of LINCO Diagnostic Services, Inc., a Missouri corporation (“LDS”, and together with LRI, the “Companies”, and each is sometimes referred to individually as a “Company”);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Shareholder proposes to sell to Purchaser, and Purchaser proposes to purchase from the Shareholder, all of the issued and outstanding Company Stock (the “Acquisition”);

WHEREAS, Purchaser is an indirect, wholly owned subsidiary of Serologicals Corporation, a Delaware corporation (“Serologicals”);

WHEREAS, LRI and Serologicals entered into that certain Confidentiality and Non-Disclosure Agreement dated as of November 16, 2005, as amended by that certain letter agreement by and among LRI, Serologicals and LDS dated as of December 27, 2005 adding LDS as a party thereto (collectively, the “Confidentiality Agreement”), pursuant to which the Companies agreed to disclose to Serologicals certain Confidential Information of the Companies in connection with discussions between the Companies and Serologicals regarding a proposed acquisition by Serologicals of the Company Stock;

WHEREAS, prior to or simultaneously with the execution and delivery of this Agreement (i) each of Rick L. Ryan, PhD and Jehangir S. Mistry, officers of LRI, has executed and delivered an employment agreement and non-competition agreement to be effective as of the Closing Date and (ii) each of Thomas Cole and Ron Bowsher has executed and delivered an Agreement, Termination and General Release and a Consulting Agreement;

WHEREAS, Individual and his wife, Virginia Gingerich, an individual resident of the State of Missouri, together own all of the outstanding equity interests of Paragon Properties, L.C., a Missouri limited liability company (“Paragon”);

WHEREAS, as of the date hereof, Paragon is the lessee pursuant to the Leases (as hereinafter defined) of the Real Property (as hereinafter defined) and the Companies are sublessees of such Real Property under the respective Subleases (as hereinafter defined);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Purchaser and Paragon have executed and delivered that certain Purchase and Sale Agreement of even date herewith (the “Real Property Purchase Agreement”), pursuant to which (a) Paragon has covenanted and agreed to purchase in fee simple, from the lessor pursuant to the Leases, all of the right, title and interest in and to the Real Property prior to the Closing Date and has also agreed to sell to Purchaser, free and clear of all Liens except Permitted Liens (each as hereinafter defined) all of the right, title and interest in and to the Real Property, effective as of the Closing Date, pursuant to the terms and conditions set forth herein, in the Real Property Purchase Agreement, and warranty deeds pursuant to which Paragon conveys the Real Property to Purchaser;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition;

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants, contained herein, the Parties hereto, intending to be legally bound hereby agree as follows:

ARTICLE I
CONSTRUCTION; DEFINITIONS

Section 1.1                                      Definitions. The following terms, as used herein, have the following meanings:

“ADA” means the United States Americans with Disabilities Act and the rules and regulations promulgated thereunder.

“ADEA” means the United States Age Discrimination in Employment Act and the rules and regulations promulgated thereunder.

“Affiliate” means with respect to any Person, (i) if such Person is an individual, any relative of such Person and (ii) if such Person is a corporation, partnership, limited liability company, trust or other entity, then as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

“Antitrust Law” means (i) the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and local statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition and (ii) all similar Laws of a jurisdiction outside the United States of America.

“Applicable Benefit Laws” means all Laws or other legislative, administrative or judicial promulgations, other than ERISA and the Code, including those of a jurisdiction outside the United States of America, applicable to any Company Benefit Plan or ERISA Affiliate Plan.

“Balance Sheet” means the audited combined balance sheet of the Companies as of December 31, 2005 included in the Financial Statements.

“Base Purchase Price” means an amount equal to Sixty-Four Million Five Hundred Thousand Dollars ($64,500,000).

“Business” means the business of (i) supplying antibodies, reagents and kits for diagnostics; (ii)  supplying antibodies, reagents and kits for non-clinical research; (iii) providing research assay services, using radioimmunoassay (RIA), ELISA and multiplexing platform technologies; and (iv) providing regulatory compliant bioanalytical and contract services in the fields of protein assays, biomarker identification, method validation and assay development for the pharmaceutical and biotech industries, using radioimmunoassay (RIA), ELISA and multiplexing platform technologies and all other operations, business or activities of the Companies as of the date hereof or entered into by, commenced by, or commenced for the benefit of the Companies prior to the Closing Date.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Atlanta, Georgia.

“Capitalized Lease Obligations” means those obligations to financial institutions, lessors or other lenders arising from any lease that is or would be characterized as a capitalized lease in accordance with GAAP.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation and Liability Act and the rules and regulations promulgated thereunder.

“Change of Control Payments” means the aggregate amount payable (including, “success fees” or bonuses, or severance payments, and any amounts payable to offset any excise Taxes imposed under Sections 4999 or 409A of the Code (or any similar provision) and any related income Taxes) by the Companies to any third party as a result of the transactions contemplated by this Agreement.

“Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party.

“COBRA Coverage” means continuation coverage required under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by either Company or to which either Company makes or has made, or has or has had an obligation to make, contributions at any time.

“Company Debt” means that amount necessary, without duplication, (i) to pay in full all principal, interest, break fees, prepayment penalties, fees and expenses and other like amounts (including current portions of long-term debt and any fees and expenses (if any) to cancel any letters of credit) due and payable by the Companies to any third parties with respect to indebtedness for borrowed money, (ii) to fully discharge all Liens related to such indebtedness and all other Liens encumbering any assets or properties of the Companies; and (iii) to satisfy in full all Capitalized Lease Obligations.

“Company Intellectual Property” means any Intellectual Property that is used or held for use in the Business, including the Company Software.

“Company Licensed Software” means all software (other than Company Proprietary Software and other than “off-the-shelf” software listened and sold by third parties and readily available for retail purchase) used or held for use in the Business.

“Company Proprietary Software” means all software owned by the Companies.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or licensed to the Companies.

“Company Software” means the Company Licensed Software and the Company Proprietary Software, or other software used or held for use in the Business.

“Confidential Information” means any data or information of either Company (including trade secrets) that is valuable to the operation of either Company’s business and not generally known to the public or competitors.

“Customers” means each customer, other than Purchaser or any of its Affiliates, that paid the Company in the aggregate more than $5,000 during the 12-month period ended December 31, 2005.

“De Minimis Losses” shall mean either Purchaser Losses or Shareholder Losses (as the case may be) that (i) arise from a single event, occurrence or circumstance or series of related or similar events, occurrences or circumstances that would otherwise be indemnified pursuant to Section 10.1 or Section 10.2  and (ii) do exceed $2,500.00 per such event, occurrence or circumstance or series of related or similar events, occurrences or circumstances

“Employee Benefit Plan” means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, if any, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, each “welfare” plan (within the meaning of

Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA) and Simple IRA Plan, each severance plan or agreement, and each health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and other employee benefit plan, fund, program, agreement, arrangement or scheme.

“Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, change of control agreement or any other agreement respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor.

“Environmental Laws” means all local, state and federal Laws relating to protection of surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air, pollution control, product registration and Hazardous Materials.

“ERISA” means the United States Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with a Company would be deemed a “single employer” within the meaning of Section 414 of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time.

“Escrow Agent” has the meaning set forth in the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement dated as of the Closing Date, among Purchaser, the Shareholder Parties, and the Escrow Agent, the form of which is attached hereto as Exhibit A.

“Estimated Net Working Capital” means the estimated Net Working Capital determined in accordance with Section 3.1.

“Estimated Net Working Capital Deficit” means the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital.

“Estimated Net Working Capital Surplus” means the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Export/Sanctions Laws” means the Export Administration Act (50 U.S.C. §§ 2401-2420), International Emergency Economic Powers Act (50 U.S.C. § 1701, et seq.), Arms Export Control Act (22 U.S.C. §§ 2778-2994), Trading With The Enemy Act (50

U.S.C. app. §§ 1-44), and similar U.S. and non-U.S. Laws related to the export or reexport of goods, services, software, and technology.

“Final Net Working Capital” means the Net Working Capital determined in accordance with provisions of Section 3.2.

“Final Net Working Capital Deficit” means the amount, if any, by which the Estimated Net Working Capital exceeds the Final Net Working Capital.

“Final Net Working Capital Surplus” means the amount, if any, by which the Final Net Working Capital exceeds the Estimated Net Working Capital.

“Financial Statements” means the Balance Sheet and the combined audited statements of income, stockholders’ equity and cash flows of the Companies, for the 12-month period then ended. The Financial Statements are attached hereto as Schedule 1.1(a).

“FLSA” means the United States Fair Labor Standards Act and the rules and regulations promulgated thereunder.

“FMLA” means the United States Family and Medical Leave Act and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any federal, state or local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Companies is in any way governed by or subject to any applicable Law.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indemnified Party” means a Purchaser Indemnified Party or a Shareholder Indemnified Party.

“Intellectual Property” means any or all of the following and all rights arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all cell lines, hybridomas and related biological materials; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Knowledge” means (i) with respect to the Shareholder all facts known by Ronald L. Gingerich, PhD, Rick L. Ryan, PhD, Herbert F. Weaver, Gerald Walsh and Ronald R. Bowsher, and all facts that such Persons should have known with respect to the matters at hand if such Person had made due inquiry and exercised reasonable diligence and (ii) with respect to Purchaser, all facts known by David Dodd, Harold W. Ingalls and Phillip A. Theodore and all facts that such Persons should have known with respect to the matters at hand if such Person had made due inquiry and exercised reasonable diligence.

“Labor Laws” means all Laws and all contracts or collective bargaining agreements governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including, without limitation, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, ADEA, ADA, FMLA, WARN, OSHA, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, FLSA and the United States Rehabilitation Act of 1973 and all rules and regulations promulgated under such acts.

“Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, all Governmental Entities.

“Leases” means those leases (and all amendments thereof) in each case listed on Schedule 1.1(b) pursuant to which Paragon leases the Real Property from the Curators of the University of Missouri as of the date hereof.

“Legal Dispute” means any action, suit or proceeding between or among the Parties and their respective Affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Lyophilizer” means that certain Lyophilizer model Ultra35SX1 manufactured by Virtis and ordered by LRI pursuant to purchaser order number 7765.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or may be reasonably likely to (i) be materially adverse to the financial condition, results of operations, prospects, properties, assets or liabilities (including contingent liabilities) of the Companies, or the real or personal property of the Companies taken as a whole or (ii) prevent or materially delay the performance by the Shareholder Parties of their obligations hereunder or the consummation of the transactions contemplated hereby.

“Net Working Capital” means the book value of the current assets of the Companies less the current liabilities of the Companies, in all cases as of the Closing Date and determined on a combined basis in accordance with GAAP. Notwithstanding the foregoing, the Parties agree that (a) any obligation of either Company that will be extinguished at the Closing shall be excluded as a liability; (b) all cash and cash equivalents shall be excluded as assets, to the extent that such amounts are distributed to the Shareholder at the Closing; (c) all Change of Control Payments, all Company Debt and all Transaction Expenses shall be excluded as liabilities to the extent the same are deducted from the Transaction Consideration pursuant to Section 2.2; (d) if the Lyophilizer has been delivered to the Companies prior to Closing and has been paid for in full prior to Closing or the unpaid portion of the cost of the Lyophilizer as of Closing is included in accounts payable or otherwise as a current liability of the Companies as of the Closing Date, Net Working Capital shall be increased by one-half (½) of the costs of Lyophilizer; and (e) if the Lyophilizer is delivered to the Companies after the Closing Date, Net Working Capital shall be reduced by one-half (½) of the costs of Lyophilizer.

“NLRB” means the United States National Labor Relations Board.

“OSHA” means the United States Occupational Safety and Health Administration.

“Permitted Liens” means (i) Liens for taxes not yet due and payable, (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent and (iv) in the case of the Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (A) interfere in any material respect with the present use of or occupancy of the affected parcel by the Companies, (B) have more than an immaterial effect on the value thereof or its use or (C) would impair the ability of such parcel to be sold for its present use.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Purchaser in connection with the transactions contemplated hereby.

“Purchaser Indemnified Parties” means Purchaser and its Affiliates, their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Real Property” means those parcels of real property leased by Paragon from the Curators of the University of Missouri and subleased by either Company from Paragon, as of the date hereof, as described on Schedule 1.1(c) (together with all fixtures and improvements thereon).

“Real Property Purchase Price” means $10,330,000

“Receivables” means the Companies’ accounts receivable as of the date of the Balance Sheet.

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental Entity or other public body.

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Shareholder Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Shareholder Parties and/or the Companies in connection with the transactions contemplated hereby.

“Shareholder Indemnified Parties” means the Shareholder Parties, and their respective Affiliates, representatives, trustees, beneficiaries, heirs, executors, successors and assigns.

“Subleases” means those subleases (and all amendments thereof) in each case listed on Schedule 1.1(b) pursuant to which the Companies sublease the Real Property from Paragon, as of the date hereof.

“Target Net Working Capital” means an amount equal to $1,917,658.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, escheat, value-added and all other taxes of any kind imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity.

“Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns, amended returns, claims for refund, and reports of every kind with respect to Taxes.

“Termination Date” means the date prior to the Closing when this Agreement is terminated in accordance with Article IX.

“Transaction Expenses” means the legal, accounting, financial advisory and other third party advisory or consulting fees and expenses incurred by the Companies or the Shareholder Parties in connection with the transactions contemplated by this Agreement and other related matters, including, without limitation, amounts payable to (i) Doster, Mickes, James, Ullom, Benson & Guest, L.L.C., (ii) The Fortune Group LLC, (iii) RubinBrown LLP, (iv) Ronald Bowsher pursuant to that certain Agreement, Termination and Release dated of even date herewith between Ronald R. Bowsher and LDS (or if such agreement has been rescinded or otherwise no longer in effect as of the Closing Date, any amounts due and payable or other costs under and in connection with that certain Employment Agreement between LDS and Ronald R. Bowsher dated January 9, 2003), and (v) Thomas Cole, Ph.D. pursuant to that certain Agreement, Termination and Release of even date herewith by and between Thomas Cole, Ph.D. and LDS (or if such agreement has been rescinded or otherwise no longer in effect as of the Closing Date, any amounts due and payable or other costs under and in connection with that certain Employment Agreement between LDS and Thomas Cole dated July 13, 2004).

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“WARN” means the United States Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder.

Section 1.2                                      Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

401(k) Plan

6.11

Accounting Referee

3.2(d)

Acquisition

Recitals

Agreement

Preamble

Allocations

6.9(d)(iii)

Auditor’s Consent

6.5(e)

Basket

10.5

Cap

10.5

Closing

Art. VIII

Closing Schedule

3.2(a)

Company Board Recommendation

4.33

Company Contracts

4.14

Companies

Recitals

Company

Recitals

Company IP Licenses

4.21(c)

Company Stock

Recitals

Confidentiality Agreement

Recitals

Current Company Benefit Plan

4.17(a)

DOA

4.33

Escrow Amount

2.7(a)

Expiration Date

9.1(d)

FDA

4.33

Final Settlement Amount

3.4(d)

Indemnifying Party

10.3(a)

Individual

Preamble

LDS

Recitals

LDS Common Stock

Recitals

LRI

Recitals

LRI Common Stock

Recitals

NRC

4.33

Objection Notice

3.2(b)

Paragon

Recitals

Parties

Preamble

Party

Preamble

Purchaser

Preamble

Purchaser Losses

10.1

RCL Business

6.1(v)

Real Estate Permits

4.6(b)(vi)

Real Property Purchase Agreement

Recitals

Section 338(h)(10) Election

6.9(d)(i)

Section 338 Forms

6.9(d)(v)

Shareholder

Preamble

Shareholder Losses

10.2

Shareholder Parties

Preamble

Shareholder Party

Preamble

Surviving Obligations

10.4(a)

Surviving Representations

10.4(a)

Third-Party IP License

4.21(c)

Transaction Consideration

2.2

Trustee

Preamble

Warranted Claim

10.5(d)

Section 1.3                                      Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Section 1.4                                      Construction.

(a)                                  Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular and references to the singular include the plural, (ii) references to any gender include the other gender, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s) and (f) the terms “year” and “years” mean and refer to calendar year(s).

(b)                                 Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as in effect on the date hereof and as amended, modified, supplemented or succeeded, prior to the Closing Date.

ARTICLE II
PURCHASE AND SALE

Section 2.1                                      Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing the Shareholder will sell, deliver and transfer to Purchaser, and Purchaser will purchase and acquire from the Shareholder, all of the issued and outstanding Company Stock, free and clear of any and all Liens.

Section 2.2                                      Transaction Consideration. The aggregate cash amount to be paid by Purchaser to the Shareholder (the “Transaction Consideration”) shall be an amount equal to (a) the Base Purchase Price, plus (b) the amount of the Estimated Net Working Capital Surplus, if any, determined in accordance with Section 3.1 of this Agreement, minus (c) the Company Debt, minus (d) the amount of the Estimated Net Working Capital Deficit, if any, determined in accordance with Section 3.1 of this Agreement, minus (e) the aggregate amount of all Change of Control Payments to the extent not paid by the Companies prior to the Closing, and minus (f) the aggregate amount of all Transaction Expenses to the extent not paid by the Companies prior to the Closing; provided, however, there shall be no duplication in any of the reductions.

Section 2.3                                      Payment of Transaction Consideration and Other Amounts. Subject to Section 2.4, on the Closing Date, Purchaser shall:

(a)                                  deposit in escrow with the Escrow Agent $4,489,800 (the “Escrow Amount”), to be distributed in accordance with the terms of the Escrow Agreement;

(b)                                 on behalf of the Shareholder, LRI or LDS (as appropriate), pay to such account or accounts as the Shareholder specifies to Purchaser in writing at least two (2) Business Days prior to the Closing Date, the aggregate amount of the Company Debt, Change of Control Payments, and Transaction Expenses, to the extent not previously paid by the Shareholder, LRI or LDS (as appropriate) prior to the Closing; and

(c)                                  pay or cause to be paid to the Shareholder (or to such other person(s) identified by Shareholder in writing to Purchaser not less than two (2) Business Days prior to the Closing Date) an amount equal to the Transaction Consideration less the Escrow Amount.

Section 2.4                                      Withholding. Purchaser shall be entitled to deduct and withhold from the amounts otherwise payable to any person pursuant to this Agreement such amounts that Purchaser or either Company is required to deduct and withhold with respect to the making of such payment under the Code, Treasury Regulations or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Purchaser, such amounts shall be treated for all purposes of this Agreement as having been paid to the person who otherwise would have received such amounts.

ARTICLE III
CALCULATION OF TRANSACTION CONSIDERATION ADJUSTMENTS

Section 3.1                                      Preliminary Adjustments. As promptly as practicable after the date upon which all conditions to the closing of the Acquisition have been satisfied or waived but not later than five (5) days prior to the Closing Date, the Shareholder shall deliver to Purchaser a certificate of the Trustee setting forth a good faith estimate of the Estimated Net Working Capital, together with any and all information and schedules reasonably requested by Purchaser supporting the calculations certified by the Companies. If Purchaser proposes no adjustments to the Estimated Net Working Capital so certified by the Companies, then such amount shall be the Estimated Net Working Capital for purposes of the Closing. If Purchaser proposes any adjustments to the Estimated Net Working Capital, Purchaser and the Trustee shall cooperate in good faith to resolve any proposed adjustments. In the event Purchaser and the Trustee are unable to reach agreement regarding the Estimated Net Working Capital, the Closing shall nevertheless occur and the Estimated Net Working Capital shall equal the arithmetical average of the amounts estimated by the Trustee and Purchaser.

Section 3.2                                      Final Net Working Capital.

(a)                                  Purchaser’s Calculations. As promptly as practicable, but in any event no later than ninety (90) days following the Closing Date, Purchaser will prepare and deliver to the Trustee a schedule (the “Closing Schedule”) setting forth Purchaser’s calculation of the Net Working Capital. The Closing Schedule shall set forth by line item the components of Net Working Capital and shall be accompanied by such detail and supporting schedules as may be necessary, or may be reasonably requested by the Trustee, to verify Purchaser’s calculations.

(b)                                 Objections. If the Trustee disagrees with Purchaser’s calculation of the Net Working Capital delivered pursuant to Section 3.2(a), the Trustee may, within sixty (60) days after delivery of the documents referred to in Section 3.2(a), deliver a notice (an “Objection Notice”) to Purchaser disagreeing with such calculation and setting forth the Trustee’s calculation of Net Working Capital. If the Trustee does not timely deliver an Objection Notice, the amount of the Net Working Capital shown on the Closing Schedule shall be the Final Net Working Capital for all purposes under and pursuant to this Agreement. Any such Objection Notice shall specify those line items in the Closing Schedule and the items, amounts, calculations, or valuations used to determine such line items, as to which the Trustee disagrees. The Trustee shall be deemed to have agreed with all line items or amounts contained in the Closing Schedule and all calculations or valuations used in determining any line item of the Net Working Capital set forth in the Closing Schedule delivered pursuant to Section 3.2(a), unless, and only to the extent that, such items, amounts, calculations or valuations are specifically objected to in the Objection Notice.

(c)                                  Resolution. If an Objection Notice is duly delivered pursuant to Section 3.2(a), Purchaser and the Trustee shall, during the fifteen (15) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts.

(d)                                 Accounting Referee. If during such period set forth in Section 3.2(a), Purchaser and the Trustee are unable to reach a final resolution, Purchaser and the Trustee will jointly retain the Chicago, Illinois office of Grant Thornton LLP (the “Accounting Referee”) to resolve any remaining disagreements. If the Accounting Referee is unable or unwilling to accept such engagement, Purchaser and the Trustee shall appoint another nationally recognized accounting firm to serve as the Accounting Referee. If Purchaser and the Trustee are unable to agree on the choice of the Accounting Referee, then the Accounting Referee will be chosen by lot from between PriceWaterhouseCoopers, LLP and KPMG. Purchaser and the Trustee will direct the Accounting Referee to render a determination and send notice of such determination to Purchaser and the Trustee pursuant to the provisions of Section 11.1 within sixty (60) days of its retention and Purchaser, the Trustee, and their respective agents will cooperate with the Accounting Referee during its engagement. The Accounting Referee will consider only those line items and amounts in the Closing Statement set forth in the Objection Notice that Purchaser and the Trustee are unable to resolve. Purchaser and the Trustee shall each submit a binder to the Accounting Referee promptly (and in any event within twenty (20) days after the Accounting Referee’s engagement), which binder shall contain such party’s computation of those line items or amounts contained in the Closing Schedule about which the parties could not resolve any differences and such party’s calculation of Net Working Capital. The Accounting Referee shall review such binders and base its determination solely on them. In resolving all disputed line items and amounts, the Accounting Referee’s determination of Net Working Capital may not exceed the amount of Net Working Capital set forth on the Objection Notice and may not be less than the amount of Net Working Capital set forth on the Closing Schedule. The Accounting Referee’s determination will be based on the definition of Net Working Capital set forth in this Agreement. The determination of the Accounting Referee of the Net Working Capital will be conclusive and binding upon the parties and such amounts as determined by the Accounting Referee will be the Final Net Working Capital for all purposes pursuant to this Agreement.

(e)                                  Expenses. The Shareholder shall bear a percentage of the costs and expenses of the Accounting Referee equal to the difference between the aggregate amount contested by the Shareholder as set forth on the Objection Notice and amounts actually paid to the Shareholder with respect to contested items, as a percentage of the aggregate amount so contested. Purchaser shall bear the remainder of such costs and expenses.

(f)                                    Access and Cooperation. Purchaser, on the one hand, and the

Shareholder Parties, on the other hand, agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Schedule and the calculation of Net Working Capital and in the conduct of the reviews and procedures referred to in this Section 3.2, including without limitation, the making available, to the extent necessary, of books, records, work papers and personnel.

Section 3.3                                      Adjustment to Net Working Capital.

(a)                                  If there is a Final Net Working Capital Surplus, within five (5) Business Days after the determination of the Final Net Working Capital in accordance with Section 3.2, Purchaser shall pay to such account(s) as the Shareholder may specify to Purchaser in writing, the amount of the Final Net Working Capital Surplus.

(b)                                 If there is a Final Net Working Capital Deficit, within (5) Business Days after the determination of the Final Net Working Capital in accordance with Section 3.2, the Shareholder shall pay to such account(s) as Purchaser may specify to the Shareholder in writing, the amount of the Final Net Working Capital Deficit.

(c)                                  In the event the amount of such Final Net Working Capital Deficit or Final Net Working Capital Surplus, as the case may be, is not made by the party owing such amount during such 5-day period, interest shall accrue on such unpaid amount at a rate per annum equal to one percent (1%) in excess of the then applicable “prime rate” of JPMorgan Chase Bank, beginning on the first day following such 5-day period. Notwithstanding the foregoing, in the event Shareholder fails to make any payment required to be made pursuant to Section 3.3(b) when due, Purchaser shall have, in addition to other remedies it may have at law or in equity, the option (but not the obligation) to claim the amount of any such payment deficiency from the Escrow Amount in accordance with the Escrow Agreement, in which case the Shareholder Parties shall promptly execute and deliver to the Escrow Agent any certificate or other notice required by the Escrow Agreement to authorize such disbursement to Purchaser.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER PARTIES

Each Shareholder Party hereby represents and warrants to Purchaser as follows as of the date hereof and the Closing Date:

Section 4.1                                      Organization. Each Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Each Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Company is duly qualified or registered as a foreign corporation to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration. Each Company has heretofore made available to Purchaser true, correct and complete copies of its charter documents as currently in effect and the corporate record books with respect to actions taken by each of its shareholder and board of directors. Schedule 4.1 contains a true and correct list of the jurisdictions in which each Company is qualified or registered to do business as a foreign corporation.

Section 4.2                                      Authorization. Each Shareholder Party and each Company has the right, power and capacity, as applicable, to execute and deliver this Agreement (in the case of the Shareholder Parties) and each Shareholder Ancillary Document to which such Shareholder Party or Company is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 4.3                                      Capital Stock. Schedule 4.3 accurately and completely sets forth the capital structure of each Company by listing thereon the number of shares of capital stock of each Company which are authorized and which are issued and outstanding including a listing of the shareholders and the number of shares of capital stock owned by each shareholder of the Companies. All of the issued and outstanding shares of capital stock of the Companies (a) are duly authorized, validly issued, fully paid and nonassessable, (b) are held of record by the Persons and in the amounts set forth on Schedule 4.3, and (c) were not issued in violation of the preemptive rights of any person or any agreement or laws, statutes, orders, decrees, rules, regulations and judgments of any Governmental Entities. No shares of capital stock of the Companies are reserved for issuance or are held as treasury shares. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock of the Companies. Except as disclosed on Schedule 4.3, (i) there are no outstanding contracts or other agreements of the Companies, the Shareholder Parties or any other Person to purchase, redeem or otherwise acquire any outstanding shares of capital stock of either Company, or securities or obligations of any kind convertible into any shares of the capital stock of such Company; (ii) there are no dividends which have accrued or been declared but are unpaid on the capital stock of either Company; and (iii) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to either Company. Except as set forth on Schedule 4.3, neither Company has ever purchased, redeemed or otherwise acquired any shares of capital stock of a Company.

Section 4.4                                      Subsidiaries. Except as set forth on Schedule 4.4, the Companies have never owned, and do not currently own, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other entity.

Section 4.5                                      Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Shareholder Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under create in any party the right to terminate, modify or cancel, or require notice or consent pursuant to (a) any term or provision of the charter documents of either Company, (b) except as indicated on

Schedule 4.5, any Company Contract or any other contract, document, agreement, permit, franchise, license or other instrument applicable to the Companies, (c) any judgment, decree or order of any Governmental Entity to which either Company is a party or by which either Company or any of their respective properties are bound or (d) any Law (other than pursuant to the HSR Act) or arbitration award applicable to either Company. Other than as required by the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to either Company in connection with the execution, delivery or performance of this Agreement or the Shareholder Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

Section 4.6                                      Real Property.

(a)                                  Schedule 1.1(b) sets forth a true and correct copy of each lease, sublease, amendment or other agreement relating to the Real Property.

(i)                                     As of the date hereof, Paragon has a valid leasehold interest in the Real Property, and the Leases and Subleases are in full force and effect, subject to the terms of this Agreement. True, correct, and complete copies of all of the Leases and Subleases have been provided to Purchaser. There is no existing material default or breach of Paragon or either Company under any Lease or Sublease nor is there any event or condition that, with notice or lapse of time or both could constitute a material default or breach under any Lease or Sublease.

(ii)                                  Except as set forth on Schedule 4.6(a)(ii), each Lease grants Paragon or its assignee or designee the right to purchase and acquire in fee simple free and clear of all Liens (other than Permitted Liens) against the Real Property that is the subject of such Lease which right is not limited or restricted by any provision of such Lease, any contract or agreement to which Paragon or any Company is a party or any action, inaction, failure, limitation or default of Paragon, any Company or any Party to such Lease. Schedule 4.6(a)(ii) sets forth the exercise price to be paid for such right.

(b)                                 Schedule 4.6(b)  sets forth a complete and accurate legal description of the Real Property.

(i)                                     Neither the Real Property nor any interest of either Company in the Real Property is subject to any outstanding agreement of sale, option, right of first refusal or other rights of third parties to acquire any interest therein.

(ii)                                  Except with regard to environmental and occupational health and safety matters, which are addressed exclusively in Section 4.20 below, the Real Property, and all present uses and operations thereof, complies in all material respects with all applicable zoning, land-use, building, fire, labor, subdivision and other local, state, provincial or federal Laws and other requirements, having the force of Law, of all applicable Governmental Entities or courts and all deed or other title covenants and restrictions applicable to the Real Property. None of Paragon, the Companies, nor to the Knowledge of the Shareholder, the Curators of the University of Missouri have made any application or agreement with any Governmental Entity with respect to any variance or exception from zoning, building or other local, state or federal law, ordinance, regulation or other similar requirement.

(iii)                               The Shareholder has delivered or made available to Purchaser true and complete copies of all engineering and architectural reports, test results, inspection reports, maintenance plans, specifications, surveys, and other documents relating to the Real Property, if any, that are in the actual possession or control of the Companies, Paragon and/or the Shareholder Parties.

(iv)                              There are no outstanding and unpaid impact fees or other charges in connection with any development of or otherwise related to the Real Property; there are not pending or, to the Knowledge of the Shareholder, threatened any special assessments or obligations for roads, services and other improvements with respect to the Real Property or any part thereof; and, there is not pending or, to the Knowledge of the Shareholder, threatened any condemnation, expropriation, requisition (temporary or permanent) or similar proceeding with respect to the Real Property or any part thereof.

(v)                                 All water, sewer, electric, gas, telephone, and storm water and drainage facilities and all other utilities required by local, state, provincial or federal Law or other requirement and in the normal operation of all buildings and other improvements located on the Real Property are available and are installed across public property or valid registered or recorded easements to the property lines of the Real Property, are all connected with valid permits, and are adequate to service the Real Property for its current use. All permits and connection fees that are currently due and payable are fully paid or accrued, and there are no such amounts that are deferred or payable under future installments. All points of access, both pedestrian and vehicular, to and from public roads currently used at the Real Property are commercially adequate for the current use and operation of the Real Property in and in accordance with all applicable local, state, provincial or federal Laws, and other requirements of applicable Governmental Entities and, to the Knowledge of the Shareholder, there is no existing fact or condition that would currently result, or with the passage of time or the giving of notice, or both, would result, in the termination of such utility services or of such access.

(vi)                              Except with regard to environmental and occupational health and safety matters, which are addressed exclusively in Section 4.20 below, (i) all licenses, building and other permits, certificates of use and occupancy, including (but not limited to) underwriters certificates relating to electrical work, all other building, safety, fire and health certificates, approvals and permits, and all other authorizations, consents, permits, licenses and other approvals of all Governmental Entities (the “Real Estate Permits”), have been obtained as presently required by all Governmental Entities having jurisdiction over the Real Property in connection with any construction, renovations, expansions, or other improvements at such Real Property and in connection with the present use and operation of such Real Property, (ii) the Real Estate Permits are in full force and effect and there exists no material violation that remains uncured, (iii) each Company is in compliance, in all material respects, with all terms and conditions of any Real Estate Permits, as applicable, and (iv) no action or proceeding relating to the Real Estate Permits is pending or, to the Knowledge of the Shareholder, threatened, which may result in revocation or cancellation of a Real Estate Permit.

(vii)                           Except with regard to environmental and occupational health and safety matters, which are addressed exclusively in Section 4.20 below, Schedule 4.6(b)(vii) sets forth a complete list of all material contracts of the Companies pertaining to the ownership, use, management or operation of the Real Property. Neither Company is in default in any material respect with respect to any of such contracts, nor are there any facts or circumstances that with the passage of time or the giving of notice, or both, would constitute or result in any such default.

(viii)                        Except with regard to environmental and occupational health and safety matters, which are addressed exclusively in Section 4.20 below, within the immediately preceding twelve (12) month period, none of the Companies nor Paragon, nor to the Knowledge of the Shareholder, the Curators of the University of Missouri have received written notice of any actual, threatened or imminent changes in the present zoning of any of the Real Property or any part thereof or any restrictions, limitations or regulations issued, and none of the Shareholder Parties nor the Companies have received written notice of any such changes being proposed or under consideration by any Governmental Entity having or asserting jurisdiction over the Real Property or the ownership thereof. No sewer moratorium or like governmental order is in effect with respect to any of the Real Property.

(ix)                                There are no ad valorem Tax, land transfer Tax or other property Tax protests, appeals, reassessments or other proceedings pending or, to the Knowledge of the Shareholder, threatened against the Real Property.

(x)                                   No portion of the Real Property is located within any flood plain or subject to any similar type of restriction for which any permits or licenses necessary to the use thereof have not been obtained.

(xi)                                To the Knowledge of the Shareholder, no fact or circumstance exists that would prevent the Companies, Purchaser and their Affiliates from operating the Real Property after the Closing in the manner in which such Real Property is currently being used and operated in all material respects.

(xii)                             Except as set forth on Schedule 4.6(b)(xii), to the Knowledge of the Shareholder, the Real Property contains no material defects in the design or construction of improvements or the structural, mechanical, or physical portions (including roofs) at, on or of the Real Property; provided that, as used in this Section 4.6(b)(xii) the term “Knowledge” shall be limited to the actual knowledge of the Persons listed in clause (a) of the definition of “Knowledge” and such facts such Persons would have obtained by observations during the normal course of business.

(xiii)                          Any and all improvements to the Real Property and any services provided by any Person and related to the Real Property (the nonpayment of which could result in the imposition of a Lien upon Real Property) have been fully paid for by the Companies or have been properly accrued in the accounting records of the Companies.

(xiv)                         None of the Companies, Paragon or the Shareholder Parties has received a work order, deficiency notice, notice of violation or similar communication from any Governmental Entity with respect to any of the Real Property that has not been satisfied and the Shareholder has no Knowledge of any fact or circumstance that may give rise to the issuance thereof.

Section 4.7                                      Title to Assets; Related Matters. Except as set forth on Schedule 4.7, each Company has good and marketable title to all of the tangible personal property and assets used in the conduct of the Business, free and clear of all Liens except Permitted Liens. All equipment and other items of tangible personal property and assets used in the conduct of the Business (a) is in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (b) is usable in the regular and ordinary course of business and (c) conforms to all applicable Laws. To the Knowledge of the Shareholder, no equipment, tangible personal property or assets contains any defect, other than ordinary wear and tear. No Person other than the Companies owns any equipment or other tangible personal property or assets situated on the premises of the Companies, except for the leased items that are subject to personal property leases. Since December 31, 2005, neither Company has sold, transferred or disposed of any assets, other than sales of inventory in the ordinary course of business. Schedule 4.7 sets forth a true, correct and complete list and general description of each item of tangible personal property used in the conduct of the Business having a book value of more than $10,000.

Section 4.8                                      Inventory. The inventory of the Companies (i) is sufficient for the operation of the Business in the ordinary course consistent with past practice, (ii) consists of items that are good and merchantable within normal trade tolerances, (iii) is of a quality and quantity presently usable or saleable in the ordinary course of business of the respective Companies (subject to applicable reserves), (iv) is valued on the books and records of the Companies in accordance with the inventory valuation method described in

Schedule 4.8 and (v) is subject to reserves determined in accordance with the methodology described in Schedule 4.8. No previously sold inventory is subject to returns in excess of the amounts reserved, in accordance with GAAP for such returns.

Section 4.9                                      Financial Statements. The Shareholder has delivered to Purchaser the Financial Statements. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Companies. The Balance Sheet (including the related notes and schedules) fairly presents the financial position of the Companies on a combined basis as of the date of the Balance Sheet, and each statement of income and cash flows included in the Financial Statements (including the related notes and schedules) fairly presents the results of operations and changes in cash flows, as the case may be, of the Companies on a combined basis for the periods set forth therein, in each case in accordance with GAAP (except as expressly noted therein or on Schedule 4.9) consistently applied. Since December 31, 2005, there has been no change in any accounting (or tax accounting) policy, practice or procedure of either Company.

Section 4.10                                No Undisclosed Liabilities. Except as disclosed on Schedule 4.10, neither Company has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) that are not adequately reflected or provided for in the Balance Sheet, except liabilities and obligations that have been incurred since the date of the Balance Sheet in the ordinary course of business, consistent with the past practice of the respective Company, and are not (singly or in the aggregate) material to the respective Company.

Section 4.11                                Absence of Certain Changes. Since December 31, 2005 and except as set forth on Schedule 4.11, there has not been (i) any Material Adverse Effect, (ii) any damage, destruction, loss or casualty to property or assets of either Company with a value in excess of $10,000, whether or not covered by insurance, or (iii) any action taken of the type described in Section 6.1, that, had such action occurred following the date hereof without Purchaser’s prior approval, would be in violation of such Section 6.1.

Section 4.12                                Legal Proceedings. Except as set forth on Schedule 4.12, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of the Shareholder, threatened against, relating to or involving either Company or the real or personal property of either Company before any Governmental Entity. Neither Company is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

Section 4.13                                Compliance with Law. Each Company is (and has been at all times during the past five years) in material compliance with all applicable Laws (including Export/Sanctions Laws anti-bribery and other applicable Laws relating to zoning, environmental matters and the safety and health of employees). Except as set forth on Schedule 4.13, (i) neither Company has been charged with, has received written notice that it is under investigation with respect to, or to the Knowledge of the Shareholder, is otherwise now under investigation with respect to, a violation of any applicable Law, (ii) neither Company is a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity and (iii) each Company has filed all material reports and has all material licenses and permits required to be filed with any Governmental Entity on or prior to the date hereof.

Section 4.14                                Company Contracts. Schedule 4.14 sets forth a true, correct and complete list of the following contracts to which either Company is a party (the “Company Contracts”) (other than the Leases, the Subleases, the Employment Agreements set forth on Schedule 4.16, the Company Benefit Plans set forth on Schedule 4.17(a) and insurance policies on Schedule 4.19):

(a)                                  all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to any Company Debt, the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of either Company;

(b)                                 all leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $5,000 individually by either Company;

(c)                                  all contracts and agreements that limit or restrict either Company or any officers or key employees of either Company from engaging in any business in any jurisdiction;

(d)                                 all contracts and agreements for capital expenditures or the acquisition or construction of fixed assets requiring the payment by either Company of an amount in excess of $10,000;

(e)                                  all contracts related to Change of Control Payments or that otherwise provide for an increased payment or benefit, or accelerated vesting, upon the execution hereof or the Closing or in connection with the transactions contemplated hereby;

(f)                                    all contracts and agreements granting any Person a Lien on all or any part of any asset;

(g)                                 all contracts and agreements for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(h)                                 all contracts and agreements granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets;

(i)                                     all contracts and agreements with any agent, distributor or representative that is not terminable without penalty on thirty (30) days’ or less notice;

(j)                                     all contracts and agreements for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(k)                                  all contracts, licenses and agreements to which either Company is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course of business) or (ii) pursuant to which a third party has licensed or transferred any Company Intellectual Property to either Company;

(l)                                     all contracts providing for the indemnification or holding harmless of any officer, director, employee or other Person;

(m)                               all joint venture or partnership contracts and all other contracts providing for the sharing of any profits;

(n)                                 all customer contracts for the provision of goods or services by either Company other than purchase orders which expire and for which the Company has no further obligation upon, or other than with respect to, the delivery of such products described in such purchase orders;

(o)                                 all outstanding powers of attorney empowering any Person to act on behalf of either Company; and

(p)                                 all existing contracts and commitments (other than those described in subsections (a) through (o) of this Section 4.14) to which either Company is a party or by which its properties or assets are bound (i) involving an annual commitment or annual payment to or from either Company of more than $10,000 individually or (ii) that is material to either Company, individually or in the aggregate.

True, correct and complete copies of all Company Contracts have been provided to Purchaser. The Company Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the applicable Company and each other party to such Company Contracts. There is no existing material default or breach of either Company under any Company Contract (or event or condition that, with notice or lapse of time or both could constitute a material default or breach) and, to the Knowledge of the Shareholder, there is no such material default (or event or condition that, with notice or lapse of time or both, could constitute a material default or breach) with respect to any third party to any Company Contract. Except as set forth on Schedule 4.14, neither Company is participating in any discussions or negotiations regarding modification of or amendment to any Company Contract or entry in any new material contract applicable to either Company or the real or personal property of either Company.

Section 4.15                                Tax Returns; Taxes.

(a)                                  Except as otherwise disclosed on Schedule 4.15(a):

(i)                                     each Company (and any predecessor of such Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence and each Company will be an S corporation up to and including the moment immediately prior to the Closing on the Closing Date. Schedule 4.15(a) sets forth a true and correct copy of LDS’s S corporation election which was filed on or before December 26, 2002. The S corporation election of LRI was filed with the Internal Revenue Service on or before January 1, 1989. Neither S election has been rescinded, revoked or terminated. Neither Company shall be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of such Company’s assets caused by the Section 338(h)(10) Election. Neither Company has, in the past ten (10) years, (A) acquired assets from another corporation in a transaction in which such

Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary;

(ii)                                  Schedule 4.15(a) sets forth, with respect to each Company, the state, local and non-U.S. jurisdictions in which such Company will be required to file income or franchise Tax Returns (or other Tax Returns based on its net income) after the Closing Date for any taxable period that ends before, or includes, the Closing Date;

(iii)                               None of the assets of either Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code;

(iv)                              all Tax Returns of each Company due to have been filed through the date hereof in accordance with any applicable law have been duly filed and are correct and complete in all respects;

(v)                                 all Taxes, deposits or other payments for which either Company may have any liability through the date hereof (whether or not shown on any Tax Return), have been paid in full;

(vi)                              the amounts so paid, if any, that relate to the income and operations of such Company on or before the date hereof, together with any amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable) on the books of such Company, and reflected in the Balance Sheet will be adequate based on the tax rates, applicable laws and regulations in effect on the date hereof to satisfy all liabilities for Taxes of such Company in any jurisdiction as of the date of the Balance Sheet;

(vii)                           there are not now any extensions of time in effect with respect to the dates on which any Tax Returns of either Company were or are due to be filed;

(viii)                        all deficiencies asserted as a result of any examination of any Tax Returns of either Company have been paid in full, accrued on the books of such Company, or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined;

(ix)                                no claims have been asserted and no proposals or deficiencies for any Taxes of either Company are being asserted, proposed or threatened, and no audit or investigation of any return or report of Taxes of either Company is currently underway, pending or threatened;

(x)                                   no claim has ever been made by an authority in a jurisdiction in which either Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(xi)                                each Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

(xii)                             there are no outstanding waivers or agreements by or on behalf of either Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by either Company or any other matter pending between either Company and any taxing authority;

(xiii)                          there are no Liens for Taxes of either Company (other than Liens for Taxes which are not yet due and payable), nor are there any Liens for Taxes of either Company which are pending or threatened;

(xiv)                         neither Company has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(xv)                            neither Company is a party to any Tax allocation or sharing agreement;

(xvi)                         neither Company has been a member of an affiliated group filing a consolidated U.S. federal income tax return (other than a group for which the Company is the common parent);

(xvii)                      neither Company has any liability for the Taxes of any Person (other than the respective Company) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(xviii)                   neither Company has participated in any reportable or listed transaction as defined under Treasury Regulation Section 1.6011-4;

(xix)                           if either Company has participated in a reportable or listed transaction, it has properly disclosed such transaction in accordance with the Tax regulations;

(xx)                              each Company has at all times used proper accounting methods and periods in computing its Tax liability; and

(xxi)                           neither Company has distributed stock of another person in a transaction that was purported or intended to be governed by Sections 355 or 361 of the Code.

(b)                                 Except as set forth in Schedule 4.15(b), each Company has delivered to Purchaser true and complete copies of all open income Tax Returns (together with any agent’s reports and any accountants’ work papers) relating to its operations for the years for which Tax Returns are due to have been filed.

(c)                                  At all times during which the Shareholder has owned Company Stock the Shareholder has been eligible and currently is eligible to own stock of a subchapter S corporation.

Notwithstanding anything in this Section 4.15 to the contrary, the Shareholder Parties expressly disclaim any representation or warranty with respect to the continued status of either Company as S corporations following the Closing.

Section 4.16                                Officers and Employees. Schedule 4.16(a) contains a true and complete list of all of the officers, employees (whether full-time, part-time or otherwise) and independent contractors of each Company specifying their position, status or classification, annual rate of compensation, date of hire, consulting or other independent contractor fees (if applicable), together with an appropriate notation next to the name of those Persons on such list who are subject to any written Employment Agreement or any other written term sheet or other document describing the terms or conditions of employment of such officer or employee or of the rendering of services by such independent contractor. Except as set forth on Schedule 4.16(a), neither Company is a party to or bound by any Employment Agreement, whether written or oral. The Shareholder has provided to Purchaser true, correct and complete copies of each such written Employment Agreement (other than standard offer letters in the form attached hereto as Schedule 4.16(b)) and an accurate summary of the terms of each such oral Employment Agreement. Each such Employment Agreement is legal, valid, binding and enforceable in accordance with its respective terms with respect to the applicable Company. There is no existing material default or breach of either Company under any Employment Agreement (or event or condition that, with notice or lapse of time or both could constitute a material default or breach) and, to the Knowledge of the Shareholder, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Employment Agreement. Neither Company has improperly classified as an independent contractor any Person. Neither Company has made any verbal commitments to any officer, employee, former employee, consultant or independent contractor of either Company with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise. Except as indicated on Schedule 4.16, all officers and employees of each Company are active on the date hereof.

Section 4.17                                Company Benefit Plans.

(a)                                  Schedule 4.17(a) contains a true and complete list of the Company Benefit Plans sponsored, maintained or contributed to by either Company or to which either Company has made or has been required to make contributions at any time during the six-year period ending on the Closing Date. Any Company Benefit Plan currently sponsored, maintained or contributed to by either Company (a “Current Company Benefit Plan”) and any special tax status enjoyed by such Current Company Benefit Plan is noted on such schedule.

(b)                                 Except as set forth on Schedule 4.17(b):

(i)                                     With respect to each Current Company Benefit Plan identified on Schedule 4.17(a), the Shareholder has heretofore delivered to Purchaser true and complete copies of the plan documents and any amendments thereto (or, in the event the plan is not written, a written description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code or any Applicable Benefit Law, the most recent determination letter received from the Internal Revenue Service with respect to each Current Company Benefit Plan intended to qualify under Code Section 401, nondiscrimination and coverage tests and such other documentation as reasonably requested by Purchaser.

(ii)                                  The records of each Company, to the extent such records are required to be retained in accordance with applicable Law, accurately reflect, in all material respects, the job descriptions or similar employment information, the hire date and termination date (if applicable) of its employees, independent contractors, contingent workers and leased employees.

(iii)                               No Company Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, and neither Company nor any ERISA Affiliate has any liability, contingent or otherwise, to any Company Benefit Plan or ERISA Affiliate Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Company Benefit Plan or ERISA Affiliate Plan is or was a “multiemployer pension plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) or a “multiple employer plan” described in Section 413(c) of the Code, and neither Company nor any ERISA Affiliate has ever contributed to, been required to contribute to, or otherwise had any or liability in connection with any such “multiemployer plan” or “multiple employer plan.”

(iv)                              No Company Benefit Plan or ERISA Affiliate Plan is or was a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(v)                                 Each Company Benefit Plan and ERISA Affiliate Plan has been established, registered, qualified, invested, operated and administered in all material respects in accordance with its terms and in compliance with ERISA, the Code and all Applicable Benefit Laws. Neither Company has incurred, and no fact exists that reasonably could be expected to result in any liability to either Company with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including any liability, tax, penalty or fee under ERISA, the Code or any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course).

(vi)                              No fact or circumstance exists that could adversely affect the tax-exempt status of a Company Benefit Plan or an ERISA Affiliate Plan that is intended to be tax-exempt, including a Simple IRA Plan. Further, each Company Benefit Plan and ERISA Affiliate Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that it is so qualified, and nothing has occurred prior to or since the issuance of the Internal Revenue Service determination letter for any Company Benefit Plan or ERISA Affiliate Plan to cause the loss of qualification under the Code of any such plan.

(vii)                           There is no pending or, to the Knowledge of the Shareholder, threatened complaint, claim (other than a routine claim for benefits), proceeding, examination, audit, investigation or other proceeding or action of any kind in or before any Governmental Entity with respect to any Company Benefit Plan or ERISA Affiliate Plan, and there exists no state of facts that after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding or to affect the registration of any Company Benefit Plan or ERISA Affiliate Plan required to be registered.

(viii)                        The assets of each Company Benefit Plan and ERISA Affiliate Plan are reported at their fair market value on the financial statements of each such plan.

(ix)                                No Company Benefit Plan or ERISA Affiliate Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees (or any of their dependents, spouses or beneficiaries) of either Company or any predecessor in interest of either Company for periods extending beyond their retirement or other termination of service, other than COBRA Coverage and only to the extent required by COBRA Coverage. Each Company has materially complied with all requirements regarding COBRA Coverage.

(x)                                   All contributions or premium payments required to be made by either Company under the terms of each Company Benefit Plan or ERISA Affiliate Plan or by ERISA, the Code or Applicable Benefit Law have been made in a timely fashion in accordance with ERISA, the Code or Applicable Benefit Law and the terms of the applicable Company Benefit Plan or ERISA Affiliate Plan. Contributions or premiums will be paid by the respective Company for the period up to the Closing even though not otherwise required to be made until a later date. Each Company Benefit Plan and ERISA Affiliate Plan that is required to be funded is fully funded or fully insured on both an ongoing and termination or wind-up basis. All liabilities associated with each Company Benefit Plan are reported on the Balance Sheet in accordance with GAAP.

(xi)                                No insurance policy or any other contract or agreement affecting any Company Benefit Plan or ERISA Affiliate Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Company Benefit Plan and ERISA Affiliate Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(xii)                             There have been no improper withdrawals, applications or transfers of assets from any Company Benefit Plan or ERISA Affiliate Plan or the trusts or other funding media relating thereto, and neither Company, any ERISA Affiliates nor any of their agents has been in breach of any fiduciary obligation with respect to the administration of any Company Benefit Plan or ERISA Affiliate Plan or the trusts or other funding media relating thereto.

(xiii)                          Subject to each Company’s obligation to employee’s contributions under such Company’s 401(k) plan as set forth in the appropriate Company Benefit Plan listed on Schedule 4.17(a), each Company and ERISA Affiliate has the right under the terms of each respective Company Benefit Plan or ERISA Affiliate Plan, as applicable, and under ERISA, the Code and all Applicable Benefit Law to amend, revise, merge or terminate such plan (or its participation in such plan) or to transfer the assets of such plan to another arrangement, plan or fund at any time exclusively by action of such Company or ERISA Affiliate, respectively, and no additional contributions would be required to properly effect such termination.

(xiv)                         The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (1) entitle any current or former employee, director, officer, consultant, independent contractor, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of either Company to any additional benefits, including severance pay, unemployment compensation or any other payment, or (2) accelerate the time of payment or vesting of benefits, or increase the amount of compensation due any such individual.

(xv)                            Neither Company nor any ERISA Affiliate has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible for federal income tax purposes by reason of Section 280G of the Code.

(xvi)                         Except as may be set forth in any Company Benefit Plan listed on Schedule 4.17(a), neither Company nor any ERISA Affiliate has any duty or obligation to indemnify or hold another Person harmless for any liability attributable to any acts or omissions by such Person with respect to any Company Benefit Plan or ERISA Affiliate Plan.

(xvii)                      Each Company Benefit Plan and Employment Agreement meets the requirements of paragraphs (2), (3) and (4) of subsection (a) of Section 409A of the Code, to the extent applicable to such plan or agreement, or is exempt from the application of Section 409A of the Code.

Section 4.18                                Labor Relations. Except as set forth on Schedule 4.18:

(a)                                  none of the Companies’ employees have been, and currently are not, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board (including the NLRB) or certified or voluntarily recognized by any other Governmental Entity;

(b)                                 none of the Companies’ employees have been and are not a signatory to a collective bargaining agreement with any trade union, labor organization or group;

(c)                                  no representation election petition or application for certification has been filed by employees of either Company or is pending with the NLRB or any other Governmental Entity and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of either Company has occurred, is in progress or, to the Knowledge of the Shareholder, is threatened;

(d)                                 none of the employees of either Company has engaged in any unfair labor practice and there exists no pending or, to the Knowledge of the Shareholder, threatened labor board proceedings of any kind, including any such proceeding against either Company or any trade union, labor union, employee organization or labor organization representing the employees of either Company;

(e)                                  no grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement has been filed or is pending or, to the Knowledge of the Shareholder, has been threatened;

(f)                                    no labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” involving the employees of either Company has occurred, is in progress or, to the Knowledge of the Shareholder, has been threatened;

(g)                                 no breach of contract or denial of fair representation claim has been filed or is pending or, to the Knowledge of the Shareholder, threatened against either Company or any trade union, labor union, employee organization or labor organization representing the employees of either Company;

(h)                                 no claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime, vacation pay or other compensation, benefits, child labor or record keeping violations has been filed or is pending or, to the Knowledge of the Shareholder, threatened under the FLSA, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other federal, state, local or foreign Law;

(i)                                     no discrimination or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Shareholder, threatened against either Company under the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, ADEA, ADA, FMLA and FLSA, ERISA or any other federal Law or comparable state fair employment practices act or foreign Law;

(j)                                     neither Company is a federal or state contractor;

(k)                                  no citation has been issued by OSHA against either Company and no notice of contest, claim, complaint, charge, investigation, or other administrative enforcement proceeding involving either Company has been filed or is pending or, to the Knowledge of the Shareholder, threatened against either Company under OSHA or any other applicable Law relating to occupational safety and health;

(l)                                     no workers’ compensation or retaliation claim, complaint, charge or investigation has been filed or is pending against either Company;

(m)                               no investigation or citation of either Company has occurred and no enforcement proceeding has been initiated or is pending or, to the Knowledge of the Shareholder, threatened under federal or foreign immigration Law;

(n)                                 neither Company has taken any action that could constitute a “mass layoff”, “mass termination” or “plant closing” within the meaning of WARN or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law;

(o)                                 no wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between either Company and any of its employees has been filed or is pending or, to the Knowledge of the Shareholder, threatened against either Company under any applicable Law;

(p)                                 each Company has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims;

(q)                                 each Company is in material compliance with all applicable Labor Laws;

(r)                                    neither Company is liable for any liability, judgment, decree, order, arrearage of wages or taxes, fine or penalty for failure to comply with any Labor Law;

(s)                                  the Shareholder has provided Purchaser with a copy of the policy of each Company for providing leaves of absence under FMLA and its FMLA notices; and

(t)                                    each Company has paid or accrued all current assessments under workers’ compensation legislation, and neither Company has been subject to any special or penalty assessment under such legislation that has not been paid.

Section 4.19                                Insurance Policies. Schedule 4.19 contains a complete and correct list of all insurance policies carried by or for the benefit of each Company, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid. All insurance policies and bonds with respect to the business and assets of each Company are in full force and effect and shall be maintained by each Company in full force and effect as they apply to any matter, action or event relating to each Company occurring through the Closing Date. Neither Company has reached or exceeded its policy limits for any insurance policy in effect at any time during the past five years.

Section 4.20                                Environmental, Health and Safety Matters. Except as set forth on Schedule 4.20:

(a)                                  each Company possesses all material permits and approvals required under, and is in full compliance with, all Environmental Laws, and each Company is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws or contained in any other Law, or any notice or demand letter issued thereunder;

(b)                                 neither Company has received notice of actual or threatened liability under CERCLA or any similar foreign, state or local Law from any Governmental Entity or any third party and to the Knowledge of Shareholder, there is no fact or circumstance that could form the basis for the assertion of any claim against either Company under any Environmental Law, including CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location;

(c)                                  neither Company has entered into nor agreed to enter into, and neither Company has contemplated entering into, any consent decree or order, and neither Company is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law;

(d)                                 neither Company has been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws either now or any time during the past five (5) years;

(e)                                  neither Company is subject to any claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of either Company, or any of the employees, agents or representatives of either Company, or arising out of the ownership, use, control or operation by either Company of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by either Company) from which any Hazardous Material was Released;

(f)                                    the Shareholder has heretofore provided to Purchaser true, correct and complete copies of all reports, correspondence, memoranda, computer data and the complete files relating to environmental matters; and neither Company has paid any fine, penalty or assessment within the prior five (5) years with respect to environmental matters;

(g)                                 no Real Property, improvement or equipment of either Company contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers on or under any asset of the Companies; and

(h)                                 neither Company has imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Material other than in compliance with all Environmental Laws.

Section 4.21                                Intellectual Property.

(a)                                  Schedule 4.21 contains a list of all Company Registered Intellectual Property.

(b)                                 No Company Intellectual Property or product or service used by either Company related to Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing thereof by either Company or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property or any such product or service, and there is no assertion or claim pending which challenges the validity or effectiveness of, or the Companies’ ownership of, the Company Intellectual Property. Each item of Company Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Registered Intellectual Property.

(c)                                  Each Company owns and has good and exclusive title to, or has licenses (sufficient for the conduct of the Business as currently conducted and as proposed to be conducted) to, each item of Company Intellectual Property, free and clear of any Lien (excluding licenses and related restrictions); and the Companies are the exclusive owners or exclusive licensees of all trademarks and service marks, trade names and domain names used by the Companies in the conduct of the Business, respectively, including the sale of any products or the provision of any services of either Company, free and clear of all Liens. The Companies own or have sufficient license to use all Intellectual Property necessary for the operation of the Business as currently conducted. Schedule 4.21(c)(i) sets forth all licenses, sublicenses and other agreements to which either Company is a party and pursuant to which such Company is authorized to use Intellectual Property of a third party (the “Third-Party IP Licenses”). Schedule 4.21(c)(ii) sets forth a list of all licenses, sublicenses and other agreements to which either Company is a party and pursuant to which a third party is authorized to use Intellectual Property of the Company (the “Company IP Licenses”). Neither Company nor any third-party is in default or in material violation of the terms of any Third-Party IP License or Company IP License and the execution and delivery of this Agreement by the Shareholder Parties and the consummation of the transactions contemplated hereby will not cause the Companies to be in default or material violation under, or give any other party the right to terminate, any such Third-Party IP License or Company IP License.

(d)                                 Each Company owns exclusively and has good title to all copyrighted works used by such Company that (i) are products of such Company or (ii) such Company otherwise expressly purports to own, free and clear of all Liens. Schedule 4.21(d) lists all works of original authorship used by each Company and prepared by or on behalf of such Company (including software programs) by title, version number, author(s) and publication date (if any), regardless of whether such Company has obtained or is seeking a copyright registration for such works.

(e)                                  To the extent that the Company Intellectual Property has been developed or created by a third party or any employee of a Company, such Company has a written agreement with such third party or employee with respect thereto and such Company thereby either (i) has obtained ownership of and is the exclusive owner of or (ii) has obtained a license (sufficient for the operations of such Company as currently conducted and as proposed to be conducted) to, all of such third party’s or employee’s Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

(f)                                    The operations of each Company as currently conducted and as proposed to be conducted, including each Company’s design, development, marketing and sale of the products or services of such Company (including with respect to products currently under development), have not, do not and will not infringe or misappropriate in any manner the Intellectual Property of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction.

(g)                                 To the Knowledge of the Shareholder, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights, by any third party, including any employee or former employee of Companies. Neither Company has entered into any agreement to indemnify any other Person against any charge of infringement of any Company Intellectual Property, other than indemnification provisions contained in purchase orders or agreements for the sale, license or distribution of any Company Intellectual Property or products containing Company Intellectual Property arising in the ordinary course of business.

(h)                                 Each Company has taken reasonable steps to protect the rights of such Company in the Confidential Information and any trade secret or confidential information of third parties used by such Company, and, without limiting the generality of the foregoing, such Company has enforced a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement in substantially the form provided to Purchaser, and, except under confidentiality obligations, there has not been any disclosure by either Company of any Confidential Information or any such trade secret or confidential information of third parties.

Section 4.22                                Software.

(a)                                  Schedule 4.22(a) sets forth a true and complete list of: (i) the Company Proprietary Software, (ii) the Company Licensed Software and (iii) all technical and restricted materials relating to the acquisition, design, development, use or maintenance of computer code program documentation and materials used by either Company.

(b)                                 The Companies have all right, title and interest in and to all intellectual property rights in the Company Proprietary Software. The Companies have developed the Company Proprietary Software through their own efforts, as described in Section 4.22(d), and for their own account, and the Company Proprietary Software is free and clear of all Liens. The use of the Company Software does not breach any term of any license or other contract between either Company and any third party. Each Company is in compliance with the terms and conditions of all license agreements in favor of such Company relating to the Company Licensed Software.

(c)                                  The Company Proprietary Software does not infringe any patent, copyright or trade secret or any other intellectual property right of any third party. The source code for the Company Proprietary Software has been maintained in confidence.

(d)                                 The Company Proprietary Software was: (i) developed by employees of the Companies working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the respective Company as assignee that have conveyed to such Company ownership of all of its intellectual property rights in the Company Proprietary Software; or (iii) acquired by a Company in connection with acquisitions in which such Company obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to the Company Proprietary Software. Neither Company has received notice from any third party claiming any right, title or interest in the Company Proprietary Software.

(e)                                  Neither Company has granted rights in the Company Software to any third party.

Section 4.23                                Transactions with Affiliates. Except as set forth on Schedule 4.23, no officer or director of either Company, no Person with whom any such officer or director has any direct or indirect relation by blood, marriage or adoption, no entity in which any such officer, director or Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent of the stock of which is beneficially owned by all such officers, directors and Persons in the aggregate), no Affiliate of any of the foregoing and no current or former Affiliate of either Company has any interest in: (a) any contract, arrangement or understanding with, or relating to, either Company or the properties or assets of either Company; (b) any loan, arrangement, understanding, agreement or contract for or relating to either Company or the properties or assets of either Company; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by either Company. Schedule 4.23 also sets forth a complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any Affiliate of either Company to either Company.

Section 4.24                                Undisclosed Payments. Neither Company, nor the directors, officers, employees or agents of either Company, nor anyone acting on behalf of any of them, has made or received any payment not correctly categorized and fully disclosed in such Company’s books and records in connection with or in any way relating to or affecting such Company.

Section 4.25                                Customer and Supplier Relations. Schedule 4.25 sets forth a complete and accurate list of the names and addresses of the Customers. Each Company maintains good relations with its Customers and, to the Knowledge of the Shareholder, no event has occurred that could materially and adversely affect either Company’s relations with any Customer. Except as set forth on Schedule 4.25, no Customer (or former Customer) during the prior twelve (12) months has canceled, terminated or made any threat to cancel or otherwise terminate any of such Customer’s contracts with the respective Company or to decrease such Customer’s usage of such Company’s services or products. The Shareholder has no Knowledge to the effect that any current Customer or Supplier may terminate or materially alter its business relations with either Company, either as a result of the transactions contemplated hereby or otherwise.

Section 4.26                                Notes and Accounts Receivable.

(a)                                  Notes. All notes receivable of each Company owing by any director, officer or employee of either Company or by any Shareholder Party have been paid in full prior to the date hereof or shall have been paid in full or otherwise extinguished prior to the Closing Date.

(b)                                 Accounts Receivable. The Shareholder has delivered to Purchaser a true and complete schedule of the accounts receivable of the Companies as of the date which is the business day immediately prior to the date hereof showing the amount of each such account receivable and an aging of amounts due thereunder, which schedule is true and complete. Except as set forth on Schedule 4.26(b), to the Knowledge of the Shareholder, the debtors to which the such accounts receivable relate are not, and the debtors to which the accounts receivable as of the Closing Date will relate will not be, in or subject to a bankruptcy or insolvency proceeding and none of the accounts receivable have been, and none of the accounts receivable as of the Closing Date will be, made subject to an assignment for the benefit of creditors. Except as set forth on Schedule 4.26(b), all the accounts receivable shown on the aging are, and all of the accounts receivable as of the Closing Date will be, (i) valid, existing and collectible in a manner consistent with the respective Company’s past practice without resort to legal proceedings or collection agencies, (ii) not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien. All of the accounts receivable shown on the aging represent, and all of the accounts receivable as of the Closing Date will represent, monies due for goods sold and delivered or services rendered in the ordinary course of business.

(c)                                  Accounts Payable. The accounts payable of the Companies reflected on the Balance Sheet (or that are reflected on the Final Working Capital Schedule) arose from bona fide transactions in the ordinary course of business.

Section 4.27                                Licenses. Schedule 4.27 is a true and complete list of all Licenses held by each Company. Each Company owns or possesses all Licenses that are necessary to enable it to carry on its operations as presently conducted. All Licenses are valid, binding and in full force and effect. The execution, delivery and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any License. Each Company has taken all necessary action to maintain each License, except where the failure to so act shall not have an adverse effect on such Company or its operations. No loss or expiration of any License is pending, reasonably foreseeable (other than expiration upon the end of any term), or, to the Knowledge of the Shareholder, threatened.

Section 4.28                                Ethical Practices. Neither Company nor any representative of either of them has offered or given, and the Shareholder has no Knowledge of any Person that has offered or given on the Companies’ behalf, anything of value to: (i) any official of a Governmental Entity, any political party or official thereof or any candidate for political office; (ii) any customer or member of any Governmental Entity; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Entity or any candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, with, or directing business to, any Person.

Section 4.29                                Product and Service Warranties. Except as set forth on Schedule 4.29, neither Company makes any express warranty or guaranty as to goods sold, or services provided by, such Company, and there is no pending or, to the Knowledge of the Shareholder, threatened claim alleging any breach of any such warranty or guaranty. Except as set forth on Schedule 4.29 (attached to which are copies of all such warranties), neither Company has exposure to, or liability under, any such warranty (a) beyond that which is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in size and scope of such Company or (b) that would have an adverse effect on such Company or its operations.

Section 4.30                                Brokers, Finders and Investment Bankers. Except as set forth on Schedule 4.30, neither Company, nor any officer, member, director, employee or Affiliate of such Company, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 4.31                                Bank Accounts. Schedule 4.31 sets forth a true, correct and complete list and description of each bank account used by each Company.

Section 4.32                                Cell Lines and Hybridomas. The Companies own, without Lien or restriction, or have the full legal right (which right is assignable to Purchaser) to use, all (i) cell lines, (ii) hybridomas, (iii) biological and chemical assays, (iv) chemical and biological reagents, and (v) media and sera used in any respect in the conduct the Business. Schedule 4.32 sets forth the following information with respect to the cell lines and hybridomas used by each Company, as applicable, in the manufacture of the twenty (20) products or the provision of the twenty (20) services that generated the most revenue during 2005:  (i) the name of the cell line and/or hybridoma; (ii) the owner of the cell line and/or hybridoma: (iii) the royalties, if any, payable by such Company to a third party with respect to the cell line and/or hybridoma; and (iv) the entities, if any, to which such Company has licensed the cell line and/or hybridoma.

Section 4.33                                Certain Regulatory Compliance. Except as set forth on Schedule 4.33, each Company, as applicable, (i) is in compliance, in all material respects, with all current applicable statutes, rules, regulations, standards, guidelines, policies and orders administered or issued by the United States Food and Drug Administration (“FDA”), the United States Department of Agriculture (“DOA”), the United States Nuclear Regulatory Commission (“NRC”), or any applicable, comparable foreign governmental entity, including the European Union, and (ii) currently has obtained all permits and/or licenses required by the FDA, DOA and NRC, and any applicable, comparable foreign governmental entity, including the European Union, necessary or appropriate for the operation of the Business as currently conducted.

Section 4.34                                Certain Obligations. Schedule 4.34 sets forth, (i) by payee, a correct and complete list of all Company Debt, as of the date hereof, and (ii) a list of all payees to whom any Change of Control Payments, and/or Transaction Expenses that are or may be due and payable (including the amount of such Change of Control Payments and/or Transaction Expenses); provided that Shareholder, LRI or LDS, as appropriate may pay off any Company Debt, Change of Control Payments and Transaction Expenses disclosed on Schedule 4.34 prior to Closing and to update and supplement Schedule 4.34 in accordance with Section 6.7.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Shareholder as follows:

Section 5.1                                      Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is an indirect, wholly owned subsidiary of Serologicals.

Section 5.2                                      Authorization. Purchaser has full limited liability company power and authority to execute and deliver this Agreement and the Purchaser Ancillary

Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and Purchaser Ancillary Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement has been and, as of the Closing Date, the Purchaser Ancillary Documents will be, duly executed and delivered by Purchaser and do or shall, as the case may be, constitute the valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 5.3                                      Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents of Purchaser, (b) any contract to which Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which Purchaser is a party or by which Purchaser or any of their properties is bound or (d) any statute, law, rule or regulation applicable to Purchaser, except for compliance with the applicable requirements of the HSR Act.

Section 5.4                                      Legal Proceedings. There is no suit, action, claim, arbitration, proceeding or investigation pending against, relating to, involving or, to the Knowledge of Purchaser, threatened against Purchaser or any Affiliate, and neither Purchaser nor any Affiliate is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel, which would, in any of the above events, prohibit, challenge, or have the effect of preventing, delaying, making illegal or otherwise interfering with the Acquisition.

Section 5.5                                      Independent Accounting Referee. Except for PriceWaterhouseCoopers, LLP, neither Purchaser nor Serologicals (a) currently purchases, (b) has purchased in the past five (5) years, (c) currently contemplates purchasing or (d) is currently in negotiations to purchase in the future any services offered by any of the accounting firms mentioned in Section 3.2(d).

ARTICLE VI
CERTAIN COVENANTS AND AGREEMENTS

Section 6.1                                      Conduct of Business by the Company. For the period commencing on the date hereof and ending on the Closing Date, the Shareholder Parties will cause each Company to, except as expressly required hereby and except as otherwise consented to in advance in writing by Purchaser:

(a)                                  conduct its businesses in the ordinary course on a basis consistent with past practice and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to such Company, except those in the ordinary course of business and not otherwise prohibited under this Section 6.1;

(b)                                 use its best efforts to preserve intact the goodwill and business organization of such Company, keep the officers and employees of such Company available to Purchaser and preserve the relationships and goodwill of such Company with customers, distributors, suppliers, employees and other Persons having business relations with such Company;

(c)                                  maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification;

(d)                                 duly and timely file or cause to be filed all reports and returns (including, but not limited to, all Tax Returns) required to be filed with any Governmental Entity and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

(e)                                  maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices, all buildings, offices, shops and other structures located on the Real Property, and all equipment, fixtures and other tangible personal property located on the Real Property;

(f)                                    not authorize for issuance or issue and deliver any Company Stock, additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue or grant any right, option or other commitment for the issuance of shares of its capital stock or of such securities, or split, combine or reclassify any shares of its capital stock;

(g)                                 not amend or modify its charter documents;

(h)                                 not declare any dividend, pay or set aside for payment any dividend or other distribution or make any payment to any related parties other than (i) the payment of salaries in the ordinary course of business; (ii) distributions to the Shareholder that are consistent with past practices and that are reasonably necessary to allow the Shareholder to pay federal and state income taxes with respect to the Company’s taxable income that flows through to the Shareholder under Subchapter S of the Code and (iii) the distribution to Shareholder of any cash of the Companies immediately prior to Closing; provided that any such payment or distribution shall be taken into account in determining the Estimated Net Working Capital and the Final Net Working Capital;

(i)                                     not create any subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity;

(j)                                     not dispose of or permit to lapse any right to the use of any patent, trademark, trade name, service mark, license or copyright of such Company (including any of the Company Intellectual Property), or dispose of or disclose to any Person, any trade secret, formula, process, technology or know-how of such Company not heretofore a matter of public knowledge;

(k)                                  not (i) sell any asset, other than finished goods sold in the ordinary course of business, (ii) create, incur or assume any indebtedness secured by any asset of either Company, (iii) grant, create, incur or suffer to exist any Lien on any asset of either Company that did not exist on the date hereof, (iv) incur any liability or obligation (absolute, accrued or contingent), except in the ordinary course of business consistent with past practice, (v) write-off any guaranteed check, note or account receivable, except in the ordinary course of business consistent with past practice, (vi) write-down the value of any asset or investment on the books or records of such Company, except for depreciation and amortization in the ordinary course of business and consistent with past practice, (vii) cancel any debt or waive any claim or right, (viii) make any commitment for any capital expenditure to be made on or following the date hereof in excess of $100,000 in the aggregate for all capital expenditures or (ix) enter into any material contract or agreement without the written consent of Purchaser;

(l)                                     not increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, officers, directors or consultants;

(m)                               not pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Company Benefit Plan to any of its employees or consultants, whether past or present;

(n)                                 not adopt, amend or terminate any Company Benefit Plan or increase the benefits provided under any Company Benefit Plan, or promise or commit to undertake any of the foregoing in the future;

(o)                                 not amend or terminate any existing Employment Agreement or enter into any new Employment Agreement;

(p)                                 not hire any new employees or consultants for either Company (other than James McClung, on terms and conditions reasonably satisfactory to Purchaser) or terminate any current employee;

(q)                                 not, with respect to Taxes, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment related to such Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to such Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(r)                                    maintain supplies and inventory at levels that are in the ordinary course of business and consistent with past practice;

(s)                                  continue to extend customers credit, collect accounts receivable and pay accounts payable and similar obligations in the ordinary course of business consistent with past practice;

(t)                                    perform in all material respects all of its obligations under, and not default or suffer to exist any event or condition that with notice or lapse of time or both could constitute a default under, any Company Contract (except those being contested in good faith);

(u)                                 not enter into, assume or amend any contract or commitment that is or would be a Company Contract, other than in the ordinary course of business consistent with past practice;

(v)                                 not enter into any contract, commitment or agreement with respect to the business of LDS that provides regulatory compliant bioanalytical and contract services in the fields of protein assays, biomarker identification, method validation and assay development for the pharmaceutical and biotech industries, using radioimmunoassay (RIA), ELISA and multiplexing platform technologies (the “RCL Business”), unless such contract, commitment or agreement has been reviewed and approved in writing by Purchaser, which review shall be based on the time period, quantity of products or services to be provided by, and the scope of services for such contract relative to the past practices of the RCL Business but which approval shall be subject to Purchaser’s sole and absolute discretion;

(w)                               not pay, discharge or satisfy any claim, liability or obligation (absolute, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business consistent with past practice;

(x)                                   not increase any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice);

(y)                                 maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of such Company;

(z)                                   continue to maintain its books and records in accordance with GAAP consistently applied and on a basis consistent with such Company’s past practice;

(aa)                            continue its cash management practices in the ordinary course of business consistent with past practice; and

(bb)                          not authorize, or commit or agree to take, any of the prohibited actions set forth in this Section 6.1.

In connection with the continued operation of each Company during the period commencing on the date hereof and ending on the Closing Date, the Shareholder Parties shall confer, and shall cause each Company to confer, in good faith on a regular and frequent basis with Purchaser regarding operational matters and the general status of on-going operations of each Company. The Shareholder Parties hereby acknowledge that Purchaser does not and shall not waive any right it may have hereunder as a result of such consultations. The Shareholder Parties shall not, and shall cause Company not to, take any action that would, or that could reasonably be expected to, result in any representation or warranty of the Company set forth herein to become untrue.

Section 6.2                                      Inspection and Access to Information. During the period commencing on the date hereof and ending on the Closing Date, the Shareholder Parties will, and will cause each Company and its respective officers, directors, employees, auditors and agents to provide Purchaser and its accountants, investment bankers, counsel, environmental consultants and other authorized representatives full access, during reasonable hours and under reasonable circumstances, to any and all of its premises, employees (including executive officers), properties, contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation) and shall cause each Company’s officers to furnish to Purchaser and its authorized representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to each Company and otherwise fully cooperate with the conduct of due diligence by Purchaser and its representatives. Purchaser agrees that all inspections and evaluations pursuant to this Section 6.2 shall be coordinated with the Companies so as not to materially disrupt the operations of the Companies and so as to respect the confidentiality obligations of the Companies as to their customers.

Section 6.3                                      Notices of Certain Events. The Shareholder shall promptly notify Purchaser of:

(a)                                  any change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on or otherwise result in any representation or warranty of the Shareholder hereunder being inaccurate in any material respect;

(b)                                 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

(c)                                  any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby;

(d)                                 any action, suit, claim, investigation or proceeding commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting either Company that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 4.10 or that relates to the consummation of the transactions contemplated hereby; and

(e)                                  (i) the damage or destruction by fire or other casualty of any asset or part thereof of either Company, if the loss caused by such damage or destruction could reasonably be expected to equal or exceed $25,000, or (ii) any asset or part thereof becoming the subject of any proceeding (or, to the Knowledge of the Shareholder, threatened proceeding) for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

The Shareholder Parties hereby acknowledge that Purchaser does not and shall not waive any right it may have hereunder as a result of such notifications.

Section 6.4                                      No Solicitation of Transactions. The Shareholder will not, and shall cause each Company and each of its respective Affiliates not to, directly or indirectly, through any officer, director, manager or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than Purchaser with respect to a sale of all or any substantial portion of the assets of either Company, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock of either Company, or the liquidation or similar extraordinary transaction with respect to either Company. The Shareholder shall notify Purchaser orally (within one Business Day) and in writing (as promptly as practicable) of all relevant terms of any inquiry or proposal by a third party to do any of the foregoing that the Companies or any of their respective Affiliates or any of their respective officers, directors, partners, managers, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of such matters. In the event such inquiry or proposal is in writing, the Shareholder shall deliver to Purchaser a copy of such inquiry or proposal together with such written notice.

Section 6.5                                      Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions hereof, each Party shall each use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all consents required as described on Schedule 4.5 and all regulatory approvals and to satisfy all conditions to its obligations hereunder and to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms hereof and shall cooperate fully with each other Party and its officers, directors, employees, agents, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a)                                  Each Party promptly shall make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated hereby (except that Purchaser shall have no obligation to take or consent to the taking of any action required by any such Governmental Entity that could, in the reasonable determination of Purchaser, adversely affect Purchaser, the Companies or the transactions contemplated by this Agreement or the Purchaser Ancillary Documents), including all filings and submissions required pursuant to the HSR Act. Each Party shall furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby.

(b)                                 In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Acquisition or any other transaction contemplated hereby or seeks damages in connection therewith, the Parties shall (i) cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use commercially reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby (except that Purchaser shall have no obligation to take or consent to the taking of any action required by any such Governmental Entity or other Person that could, in the reasonable determination of Purchaser, adversely affect Purchaser, the Companies or the transactions contemplated by this Agreement or the Purchaser Ancillary Documents).

(c)                                  The Shareholder shall cause each Company to give all notices to third parties and to use its reasonable efforts (in consultation with Purchaser) to obtain all third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated hereby, (ii) required to be given or obtained, including those required to be given or obtained on Schedule 4.5 and the other Schedules, (iii) required to avoid a breach of or default under any Company Contract in connection with the consummation of the transactions contemplated hereby or (iv) required to prevent a Material Adverse Effect, whether prior to, on or following the Closing Date.

(d)                                 Each Party shall give prompt notice to the other Parties of (i) the occurrence, or failure to occur, of any event that the occurrence or failure of which would be likely to cause any representation or warranty of the Shareholder or Purchaser, as the case may be, contained herein to be untrue or inaccurate at any time from the date hereof to the Closing Date or that shall or may result in the failure to satisfy any condition specified in Article VII and (ii) any failure of the Shareholder Parties or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them hereunder. The Shareholder Parties hereby acknowledges that Purchaser does not and shall not waive any right it may have hereunder as a result of such notifications.

(e)                                  The Shareholder shall use its best efforts to obtain from RubinBrown LLP a consent (the “Auditor’s Consent”), in customary form reasonably acceptable to Purchaser, to the inclusion of the historical audited financial statements of the Companies in periodic reports filed by Purchaser pursuant to the Securities Exchange Act of 1934, as amended.

Section 6.6                                      Public Announcements. The Shareholder shall not, without the prior written consent of Purchaser, make any public announcement regarding this Agreement or the transactions contemplated hereby, and Purchaser shall not, without the prior written consent of the Shareholder, make any public announcement regarding this Agreement or the transactions contemplated hereby, except as may be required by Law or any listing agreement with, or the rules of, Nasdaq Stock Exchange, Inc.; provided, that to the extent practicable, Purchaser shall give the Shareholder advance notice of any public announcement regarding this Agreement or the transactions contemplated hereby that is required by Law or any listing agreement with, or the rules of, Nasdaq Stock Market, Inc..

Section 6.7                                      Supplements to Schedules. From time to time up to the Closing, the Shareholder shall promptly supplement or amend those Schedules that are responsive to the representations and warranties set forth in Article IV with respect to (a) any matter first existing or occurring following the date hereof that (i) if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Schedules, or (ii) is necessary to correct any information in such Schedules that has been rendered inaccurate thereby or (b) any matter that arose prior to the date of this Agreement that was not previously set forth in such Schedules. No supplement or amendment to any such Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.2(a). No supplement or amendment to any such Schedule pursuant to clause (b) of the first sentence of this Section 6.7 (y) shall have any effect on the Shareholder Parties’ indemnification obligations hereunder or (z) limit the ability of Purchaser to make a claim for breach of this Agreement.

Section 6.8                                      Insurance. If requested by Purchaser, the Shareholder Parties shall in good faith cooperate with Purchaser and take all actions reasonably requested by Purchaser that are necessary or desirable to permit Purchaser to have available to it following the Closing the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of the Company that are currently in force. All costs relating to the actions described in this Section 6.8 shall be borne by Purchaser.

Section 6.9                                      Tax Matters.

(a)                                  The Shareholder Parties shall be responsible for the preparation and filing of all Tax Returns for each Company that are actually filed before the Closing Date. Such Tax Returns shall be prepared and filed in a manner consistent with the past practices of the Companies in preparing their Tax Returns. The Companies shall submit a draft Tax Return to Purchaser within a reasonable period prior to filing and shall make such revisions to such Tax Return as are reasonably requested by Purchaser. Purchaser shall be responsible for the preparation and filing of all Tax Returns for each Company that are actually filed after the Closing Date.

(b)                                 Each of the Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and the Company agree (i) to retain all books and records, in their respective possessions or under their respective control, with respect to Tax matters pertinent to either Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, to allow such other party to take possession of such books and records. The Company further agrees, upon request, to use its best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, with respect to the transactions contemplated hereby). The Company further agrees, upon request, to provide Purchaser with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

(c)                                  The Shareholder Parties shall pay all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement when due, and will, at their own expense, be responsible for filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(d)                                 Section 338 Tax Matters.

(i)                                     The Shareholder Parties agree, to the extent permissible under applicable Law, to cooperate fully with Purchaser, and to cause the Companies to cooperate fully with Purchaser, in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax Law) (collectively, a “Section 338(h)(10) Election”) with respect to the transactions contemplated by this Agreement. The provisions of this Section 6.9(d) shall apply to any Section 338(h)(10) Election. The Shareholder Parties shall cause each Company to maintain its status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times up to and including the Closing Date.

(ii)                                  Purchaser shall be responsible for the preparation and filing of all Section 338 Forms (as hereinafter defined) in accordance with applicable tax Laws and the terms of this Agreement and shall deliver such Section 338 Forms to the Shareholder at least thirty (30) days prior to the date that such Section 338 Forms are required to be filed. The Shareholder Parties shall execute and deliver to Purchaser such documents or forms (including executed Section 338 Forms) as are requested and are required by any Laws in order properly to complete Section 338 Forms promptly after being requested to do so by Purchaser and in all cases at least twenty (20) days prior to the date such Section 338 Forms are required to be filed. The Shareholder Parties shall provide Purchaser with such information as Purchaser reasonably requests in order to prepare the Section 338 Forms promptly after Purchaser requests such information.

(iii)                               Purchaser shall determine (i) the amount of the “aggregate deemed sales price” (as defined in Treasury Regulation § 1.338-4) and (ii) the allocations of such amount among the assets of the Companies (collectively, the “Allocations”) in a manner consistent with Sections 338 and 1060 of the Code and the Treasury Regulations thereunder. Purchaser shall be under no obligation to have the Allocations prepared or reviewed by an independent appraiser. The Allocations shall be binding upon Purchaser and the Shareholder Parties unless the Trustee shall, within fifteen (15) days of delivery of the Allocations to the Trustee, conclude in good faith that the Allocations are unreasonable and provide notice of such conclusion and the reasons therefor to Purchaser, in which event the Parties shall endeavor in good faith to agree upon the Allocations. Any dispute regarding the Allocations shall be resolved in accordance with Section 6.9(d)(v). The Shareholder Parties and Purchaser agree to file all Tax Returns that are affected by any Section 338(h)(10) Election, if applicable, in accordance with the Allocations.

(iv)                              “Section 338 Forms” means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local Tax authority in connection with the Section 338(h)(10) Election. Section 338 Forms shall include, without limitation, any “statement of Section 338 election” and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treas. Reg. section 1.338(h)(10)-1 or any successor provisions.

(v)                                 If Purchaser and the Trustee cannot agree on the Allocations, then the matters in dispute shall be submitted to certified public accountants selected jointly by Purchaser and the Trustee, and the disputes shall be resolved in accordance with the applicable provisions set forth in Section 3.2(d), provided that such Accounting Referee shall be instructed to resolve any such disputes on an expedited basis.

Section 6.10                                Employment Agreements. All Employment Agreements shall be terminated to Purchaser’s reasonable satisfaction prior to the Closing Date.

Section 6.11                                401(k) Plan. On or prior to the Closing, the Shareholder shall cause each Company to take all actions required to amend the Companies’ 401(k) savings plan (the “401(k) Plan”) to fully vest all employees’ accounts under the 401(k) Plan and to provide for 100% vesting of all contributions under the 401(k) Plan.

Section 6.12                                Confidentiality Agreement. Purchaser acknowledges it has reviewed the Confidentiality Agreement agrees to abide by all obligations previously agreed to by Serologicals, subject to the limitations set forth in the Confidentiality Agreement, under the Confidentiality Agreement as if Purchaser was an original party thereto.

Section 6.13                                Excluded Assets. Purchaser agrees and acknowledges that at or prior to the Closing, the Shareholder may cause LRI or LDS, as appropriate, to execute and deliver to the Shareholder one or more bills of sale conveying and transferring to the Shareholder, without representation or warranty, prior to the Closing Date all of the Companies’ rights, title and interest in and to each of the assets listed on Schedule 6.13(a).

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1                                      Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)                                  Injunction. There will be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental

Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided in this Agreement, no proceeding or lawsuit will have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice will have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement;

(b)                                 Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the execution, delivery or performance of this Agreement will have been obtained or made, including the expiration or early termination of the applicable waiting period under the HSR Act.

(c)                                  Escrow Agreement. The Parties and the Escrow Agent shall have executed and delivered the Escrow Agreement; and

Section 7.2                                      Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions at or prior to the Closing.

(a)                                  Representations and Warranties. The representations and warranties of the Shareholder Parties set forth in Article IV shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality, Material Adverse Effect or similar words shall be true and correct in all respects. In addition, the representations and warranties set forth in (i) the first three sentences of Section 4.1, (ii) Section 4.3, and (iii) Section 4.32 shall be true and correct in all respects in each case as of the date here and as of the Closing Date as though made on and as of the Closing Date.

(b)                                 Performance of Obligations of Shareholder Parties. The Shareholder Parties shall have performed in all material respects all covenants and agreements required to be performed by it hereunder at or prior to the Closing.

(c)                                  Compliance Certificate. The Shareholder Parties shall have executed and delivered to the Purchaser a certificate as to compliance with the conditions set forth in Section 7.2(a) and Section 7.2(b).

(d)                                 No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred (nor shall Purchaser have become aware of) any Material Adverse Effect or any development reasonably likely to result in a Material Adverse Effect.

(e)                                  Consents. The Shareholder shall have obtained and delivered to Purchaser written consents or waivers set forth on Schedule 4.5, and all such consents and waivers shall be in full force and effect.

(f)                                    Closing Date Indebtedness; Release of Liens. The Company Debt, Transaction Expenses and Change of Control Payments shall have been paid in full (to the extent not paid prior to the Closing Date) by disbursement of a portion of the Base Purchase Price and Purchaser shall have received releases or other similar evidence of full satisfaction of such amounts reasonably acceptable to Purchaser.

(g)                                 Release of Liens. The Shareholder shall have delivered, or caused to be delivered, to Purchaser satisfactory evidence that all Liens affecting any real or personal property of the Company (including, without limitation the Real Estate) have been released or will be released upon payment of such amounts as set forth in such release.

(h)                                 Opinion of Company’s Counsel. Purchaser shall have received an opinion of Doster, Mickes, James, Ullom, Benson & Guest, L.L.C., counsel to the Shareholder Parties, dated the Closing Date, substantially in the form attached as Exhibit B.

(i)                                     Stock Certificates. The Shareholder shall have delivered stock certificates representing all of the issued and outstanding Company Stock and accompanying stock powers duly executed by the Shareholder, evidencing the transfer of the Company Stock to Purchaser.

(j)                                     Resignations. The Shareholder shall have delivered to Purchaser resignations of the officers and directors of the Companies, set forth on Schedule 7.2(j) effective as of the Closing Date.

(k)                                  Company Secretary’s Certificate. The Shareholder shall have delivered to Purchaser a certificate executed by the Secretary or any Assistant Secretary of each Company, dated the Closing Date, as to (1) such Company’s charter documents and bylaws; (2) the good standing of such Company in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business, and (3) the effectiveness of all actions taken by the Shareholder and the Board of Directors of such Company authorizing the execution, delivery and performance hereof by such Company.

(l)                                     Corporate Books and Records. The Shareholder shall have delivered to Purchaser the organizational record books, minute books and corporate seal of each Company.

(m)                               Gingerich Non-Compete Agreement. Ronald L. Gingerich, PhD shall have executed and delivered to Purchaser a non-compete agreement substantially in the form attached hereto as Exhibit C, and such agreement shall be effective as of the Closing.

(n)                                 Ryan Non-Compete Agreement. Rick Ryan shall have executed and delivered to Purchaser a non-compete agreement substantially in the form attached hereto as Exhibit D, and such agreement shall be effective as of the Closing.

(o)                                 Sale of Real Property. The purchase and sale of the Real Property shall have been completed pursuant to the terms and conditions of the Real Property Purchase Agreement.

(p)                                 Section 338 Forms. The Shareholder shall have provided to Purchaser duly executed originals of any Section 338 Forms reasonably requested by Purchaser at or prior to the Closing.

(q)                                 Consent of Auditors. Purchaser shall have received the Auditor’s Consent.

(r)                                    Patent License. The Individual shall have executed and delivered a license agreement, in a form and substance reasonably acceptable to Purchaser, granting Purchaser a non-exclusive, perpetual, royalty-free, fully-paid license to use any antibodies or immunoassays that are patented pursuant to claims 10, 11, and 12 of that certain Patent Application No. 09/922,450.

(s)                                  Termination Agreements. Those certain Agreement, Termination and Release agreements dated of even date herewith between LDS and each of Ronald R. Bowsher and Thomas Cole, Ph.D. shall not have been terminated or rescinded and shall be in full force and effect.

(t)                                    Miscellaneous. The Shareholder Parties shall have delivered or caused to be delivered all other documents required to be entered into or delivered by the Shareholder Parties pursuant hereto or reasonably requested by Purchaser to otherwise consummate the transactions contemplated hereby.

Section 7.3                                      Conditions to Obligations of the Shareholder. The obligations of the Shareholder to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions at or prior to the Closing.

(a)                                  Representations and Warranties. The representations and warranties of Purchaser set forth in Article V shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects.

(b)                                 Performance of Obligations by Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by them hereunder on or prior to the Closing Date.

(c)                                  Compliance Certificate. An authorized officer of Purchaser shall have executed and delivered to the Shareholder a certificate as to compliance with the conditions set forth in Section 7.3(a) and Section 7.3(b).

(d)                                 Purchaser Secretary’s Certificate. The Purchaser shall have delivered to Shareholder a certificate executed by the Secretary, Assistant Secretary or similar officer or manager of the Purchaser, dated the Closing Date, as to (1) Purchaser’s Certificate of Organization and Limited Liability Company Agreement; (2) the good standing of Purchaser in its jurisdiction of organization and in each other jurisdiction where it is qualified to do business, and (3) the effectiveness of all actions taken by the Members and/or Managers of Purchaser authorizing the execution, delivery and performance hereof by Purchaser.

(e)                                  Opinion of Purchaser’s Counsel. Shareholder shall have received an opinion of from counsel to Purchaser, dated the Closing Date, in a form reasonably satisfactory to Shareholder, substantially opining, subject to limitations and exclusions customary to such opinion, that (i) this Agreement and all Purchaser Ancillary Documents are enforceable against Purchaser in accordance with their respective terms, and (ii) neither the execution and delivery of this Agreement nor the performance of Purchaser’s obligations hereunder (A) violates any provision of Purchaser’s Certificate of Organization or Limited Liability Company Agreement, (B) materially breaches or constitutes a material default (or an event that, with notice or lapse of time or both, would constitute a material default) under identified agreements to which Purchaser is a party, or (C) violates any Laws known to such counsel to be applicable to Purchaser.

(f)                                    Sale of Real Property. The purchase and sale of the Real Property shall have been completed pursuant to the terms and conditions of the Real Property Purchase Agreement and Purchaser shall have paid to Paragon the Real Property Purchase Price in accordance with the terms and conditions of the Real Property Purchase Agreement.

(g)                                 Miscellaneous. Purchaser shall have delivered or caused to be delivered all other documents required to be entered into or delivered by the Purchaser pursuant hereto or reasonably requested by Shareholder to otherwise consummate the transactions contemplated hereby.

ARTICLE VIII
CLOSING

The consummation of the transactions contemplated by this Agreement is referred to in this Agreement as the “Closing.”  The “Closing Date” will be the date on which the Closing occurs. The Closing will occur as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article VII that are contemplated to be satisfied prior to the Closing Date, or on such other date as the Parties may agree. The Closing shall take place at the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia 30303, or at such other place as the Parties may agree.

ARTICLE IX
TERMINATION

Section 9.1                                      Termination. This Agreement may be terminated:

(a)                                  in writing by mutual consent of the Parties;

(b)                                 by written notice from the Shareholder to Purchaser, in the event (i) Purchaser (A) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (B) materially breaches any of its representations and warranties contained herein, which failure or breach is not cured within ten (10) days following the Shareholder having notified Purchaser of its intent to terminate this Agreement pursuant to this Section 9.1(b), or (ii) the Shareholder reasonably believes that one or more of the conditions set forth in Section 7.3 will not be satisfied at or prior to Closing;

(c)                                  by written notice from Purchaser to the Shareholder, in the event (i) the Shareholder Parties (A) fail to perform in any material respect any of their agreements contained herein required to be performed by them at or prior to the Closing or (B) materially breach any of their representations and warranties contained herein, which failure or breach is not cured within ten (10) days following Purchaser having notified the Shareholder of its intent to terminate this Agreement pursuant to this Section 9.1(c), or (ii) Purchaser reasonably believes that one or more of the conditions set forth in Section 7.2 will not be satisfied at or prior to Closing; or

(d)                                 by written notice by the Shareholder to Purchaser or Purchaser to the Shareholder, as the case may be, in the event the Closing has not occurred on or prior to May 31, 2006 (the “Expiration Date”) for any reason other than delay or nonperformance of the Party seeking such termination.

Section 9.2                                      Specific Performance and Other Remedies. Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

Section 9.3                                      Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or its partners, officers, directors or stockholders, except for obligations under Section 6.6 (Public Announcements), Section 6.12 (Confidentiality Agreement) Section 11.1 (Notices), Section 11.5 (Controlling Law; Amendment), Section 11.6 (Consent to Jurisdiction, Etc.) and Section 11.13 (Transaction Costs) and this Section 9.3, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained herein shall relieve any Party from liability for any breach hereof.

ARTICLE X

INDEMNIFICATION

Section 10.1                                Indemnification Obligations of Shareholder Parties. Subject to Section 10.2, the Shareholder Parties shall, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred of the Purchaser Indemnified Parties including, without limitation, (i) amounts paid in settlement, costs of investigation, reasonable attorneys’ fees and expenses and (ii) the expenses and costs of any litigation necessary to establish the merits and amount of any direct claim made by any Purchaser Indemnified Party in such proportion (including all of such expenses and costs) as determined by the judge or arbitrator in such proceeding based on the amount of the indemnification sought by such Purchaser Indemnified Party in such proceeding and the amount of indemnification awarded by the judge or arbitrator in such proceeding described in this Section 10.1 as to which Purchaser Indemnified Parties are entitled (the “Purchaser Losses”), other than De Minimis Losses, arising out of or relating to:

(a)                                  any breach or inaccuracy of any representation or warranty made by the Shareholder Parties in this Agreement or the Shareholder Ancillary Documents;

(b)                                 any breach of any covenant, agreement or undertaking made by the Shareholder Parties in this Agreement or the Shareholder Ancillary Documents;

(c)                                  (1) any Company Debt, Change of Control Payments, or Transaction Expenses, (2) any actions or obligations of either Company giving rise to or related to any of the Company Debt, Change of Control Payments, or Transaction Expenses or (3) any claims or causes of action by any Person (including, without limitation, any current or former employee of either Company) related to any of the Company Debt, Change of Control Payments or Transaction Expenses;

(d)                                 any fraud, willful misconduct or bad faith of the Shareholder Parties in connection with this Agreement or the Shareholder Ancillary Documents;

(e)                                  any liability of the Companies for Taxes with respect to any Tax period or portion thereof ending on or before the Closing Date (or for any Tax period beginning before and ending after the Closing Date to the extent such Taxes are allocable to the portion of such Tax period ending on the Closing Date) and to the extent such Taxes are not treated as current liabilities on the final Closing Schedule;

(f)                                    (1) except to the extent reserved for on the final Closing Schedule, any liability or obligation relating to, resulting from or arising out of any Employee Benefit Plan in respect of or relating to any period ending on or prior to the Closing Date or (2) the failure of either Company to maintain a written plan for the Medical Deductible Reimbursement Plan referenced on Schedule 4.17(a) and Schedule 4.17(b) or the administration of such plan by the Companies; and

(g)                                 any liability or obligation relating to a violation of any Law (including all Environmental Laws and Labor Laws) arising from facts, events or circumstances which occurred or were in existence on or prior to the Closing Date, except to the extent reserved for on the final Closing Schedule.

Section 10.2                                Indemnification Obligations of Purchaser. Purchaser shall indemnify and hold harmless the Shareholder Indemnified Parties from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred of the Shareholder Indemnified Parties including, without limitation, (i) amounts paid in settlement, costs of investigation, reasonable attorneys’ fees and expenses and (ii) the expenses and costs of any litigation necessary to establish the merits and amount of any direct claim made by any Shareholder Indemnified Party in such proportion (including all of such expenses and costs) as determined by the judge or arbitrator in such proceeding based on the amount of the indemnification sought by such Shareholder Indemnified Party in such proceeding and the amount of indemnification awarded by the judge or arbitrator in such proceeding described in this Section 10.2 as to which Shareholder Indemnified Parties are entitled (the “Shareholder Losses”), other than De Minimis Losses:

(a)                                  arising out of or relating to any breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement or in any Purchaser Ancillary Document;

(b)                                 arising out of or relating to any breach of any covenant, agreement or undertaking made by Purchaser in this Agreement or in any Purchaser Ancillary Document;

(c)                                  arising out of or relating to any fraud, willful misconduct or bad faith of Purchaser in connection with this Agreement or the Purchaser Ancillary Documents; or

(d)                                 arising and resulting solely from any action, inaction, or event related to the operation of the Companies by the Purchaser and first occurring after the Closing Date, including without limitation any discontinuation of any products, product lines or services provided by the Companies prior to the Closing Date or reductions in employee levels first occurring after the Closing Date.

Section 10.3                                Indemnification Procedure.

(a)                                  Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Losses or any Shareholder Losses (as the case may be), such Indemnified Party shall notify Purchaser or the Shareholder, as the case may be (the “Indemnifying Party”), of the Indemnified Party’s receipt of such notice; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any Purchaser Losses or Shareholder Losses (as the case may be) resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20-day period, then any Purchaser Losses or any Shareholder Losses (as the case may be), shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred; provided, however, that any Purchaser Losses or any Shareholder Losses (as the case may be) shall not include the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)                                 No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 10.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (x) such settlement, compromise or consent includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)                                  In the event an Indemnified Party claims a right to payment pursuant hereto (other than pursuant to Section 10.3(a)), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 10.3(c), it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the Claims Period for such representation or warranty under Section 10.4. In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article X or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

Section 10.4                                Claims Period. The Claims Periods hereunder shall begin on the date hereof and terminate as follows:

(a)                                  with respect to indemnification claims for Purchaser Losses arising under (i) Section 10.1(a) with respect to any breach or inaccuracy of any representation or warranty in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Capital Stock), Section 4.4 (Subsidiaries), Section 4.5 (Absence of Restrictions and Conflicts), Section 4.13 (Compliance with Law), Section 4.15 (Tax Returns; Taxes), Section 4.30 (Brokers, Finders and Investment Bankers) and Section 4.33 (Certain Regulatory Compliance) (the “Surviving Representations”) or (ii) Sections 10.1(b), 10.1(c), 10.1(d), 10.1(e), and 10.1(g) (the “Surviving Obligations”) the Claims Period shall continue until ninety (90) days after the expiration of the applicable statute of limitations;

(b)                                 with respect to indemnification claims for Shareholder Losses arising under Section 10.2(d), the Claims Period shall terminate on the date that is five (5) years following the Closing Date; and

(c)                                  with respect to all other Purchaser Losses or Shareholder Losses arising hereunder, the Claims Period shall terminate on the date that is one (1) year following the Closing Date.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 10.5                                Liability Limits.

(a)                                  Notwithstanding anything to the contrary set forth herein, Purchaser Indemnified Parties shall not make a claim against the Shareholder Parties for indemnification under this Article X for Purchaser Losses, and Shareholder Indemnified Parties shall not make a claim against Purchaser for indemnification under this Article X for Shareholder Losses, unless and until the aggregate amount of such Purchaser Losses or Shareholder Losses, as the case may be, exceeds $750,000 (the “Basket”), in which event Purchaser Indemnified Parties may claim indemnification for Purchaser Losses, or Shareholder Indemnified Parties may claim indemnification for Shareholder Losses, as the case may be, for amounts in excess of the Basket; provided that indemnification claims for Purchaser Losses arising out of the Surviving Obligations or Surviving Representations shall not be subject to the Basket.

(b)                                 In no event shall:

(i)                                     the amount paid by the Shareholder Parties in the aggregate for indemnification claims by Purchaser Indemnified Parties exceed the Escrow Amount (the “Cap”); provided that the amount paid by the Shareholder Parties for indemnification claims for Purchaser Losses arising out of the Surviving Obligations and Surviving Representations shall not be subject to the Cap, but instead shall be limited to the amount of the Base Purchase Price plus the Real Property Purchase Price; and

(ii)                                  the amount paid by the Purchaser in the aggregate for indemnification claims by Shareholder Indemnified Parties exceed the Cap; provided that (1) the amount paid by the Purchaser for indemnification claims for Shareholder Losses arising under (y) Section 10.2(a) with respect to any breach or inaccuracy of any representation or warranty in Section 5.1 (Organization), Section 5.2 (Authorization), and Section 5.3 (Absence of Restrictions and Conflicts) or (z) Sections 10.2(b) or 10.2(c) shall not be subject to the Cap, but instead shall be limited to the amount of the Base Purchase Price plus the Real Property Purchase Price and (2) the amount paid by the Purchaser for indemnification claims for Shareholder Losses arising under Section 10.2(d) shall not be subject to the Cap, but instead shall be limited to $10,000,000.

(c)                                  For purposes of Section 10.1, a breach of a representation or warranty contained in this Agreement or in any Purchaser Ancillary Document shall be deemed to exist either if such representation or warranty is actually inaccurate or breached as of the date such representation or warranty is made, or if such representation or warranty would have been breached or been inaccurate if such representation or warranty had not contained any limitation or qualification expressly as to materiality (whether or not quantified), or Material Adverse Effect, it being the intention of the Parties that the Purchaser Indemnified Parties shall be indemnified and held harmless from and against any and all Purchaser Losses suffered or incurred by any of them resulting from, arising out of, based upon or relating to the failure of any such representation, warranty, certificate, schedule, exhibit or other agreement, instrument or document to be true, correct and complete in any respect, determined in each case without regard to any qualification as to materiality (whether or not quantified) or Material Adverse Effect set forth with respect thereto, but in all cases taking into account the disclosures and qualifications contained in the Schedules; provided, however, in no event shall any dollar threshold expressly set forth in the representations and warranties in Article IV be ignored for purposes of determining the accuracy of any representation or warranty hereunder.

(d)                                 Notwithstanding anything herein to the contrary, the amount paid by the Shareholder Parties for indemnification claims for Purchaser Losses arising under Section 10.2(a) with respect to any breach or inaccuracy of the representations and warranties contained in Section 4.6 (Real Property) shall be net of any amounts actually recovered by Purchaser from any warranty or indemnity existing on the date hereof from any builder or contractor with respect to any building or improvement on the Real Property; provided that (i) the recovery of or claim with respect to any warranty or indemnity shall not be a condition to the Shareholder Parties’ obligations under and pursuant to this Article X and (ii) nothing herein shall restrict or limit the rights of the Purchaser Indemnified Parties to bring claims for indemnification pursuant to this Article X. Purchaser covenants and agrees that (y) if any defect requiring repair or replacement arises with respect to any building or improvement on the Real Property for which Purchaser has sought or may seek indemnification, Purchaser shall use commercially reasonable efforts to procure such repair or replacement, or the costs and expenses incurred in the same, pursuant to any warranty or indemnity from any builder or contractor with respect to such building or improvement and (z) if Purchaser actually receives payment with respect to any such builder or contractor warranty or indemnity for any such defect (any such being a “Warranted Defect”), Purchaser shall pay to Shareholder an amount (without interest) equal to any indemnification claims actually paid by Shareholder Parties with respect to such Warranted Defect.

Section 10.6                                Investigations. The respective representations and warranties of the Parties contained in this Agreement or any certificate or other document delivered by any Party at or prior to the Closing Date and the rights to indemnification set forth in this Article X shall not be deemed waived or otherwise affected by any investigation made, or knowledge acquired, by a Party.

ARTICLE XI
MISCELLANEOUS PROVISIONS

Section 11.1                                Notices. All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally, by a reputable courier service (with evidence of delivery and postage and other fees prepaid), or, if such Party’s notice address is other than a street address, by U.S. mail (with postage and other fees prepaid) as follows:

To Purchaser:	Upstate Group, L.L.C.
c/o Serologicals Corporation
5655 Spalding Drive
Norcross, Georgia 30092
Attn: Philip A. Theodore

with a copy to:	King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia 30309
Attn: G. Roth Kehoe II

To the Shareholder
Parties or the
Trustee:	Dr. Ronald L. Gingerich
P.O. Box 137
St. Albans Mo. 63703

with a copy to:	Doster, Mickes, James, Ullom, Benson & Guest, L.L.C.
17107 Chesterfield Airport Road, Suite 300
Chesterfield, Missouri 63005
Attn: Michael J. Doster

or to such other representative or at such other address of a party as such party may furnish to the other parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) on the first Business Day after delivery to a customer service representative if sent by reputable courier service, or (c) if sent to other than a street address pursuant to the notice addresses above, on the third Business Day following mailing.

Section 11.2                                Schedules and Exhibits. The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 11.3                                Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided, however, that Purchaser shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of Purchaser. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 11.4                                Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 11.5                                Controlling Law; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Missouri without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 11.6                                Consent to Jurisdiction, Etc. Each Party hereby irrevocably agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Missouri or the federal courts located in the State of Missouri, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that they any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 11.6 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 11.6 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

Section 11.7                                Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of law that renders any such provision prohibited or unenforceable in any respect.

Section 11.8                                Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

Section 11.9                                Enforcement of Certain Rights. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 11.10                          Waiver. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 11.11                          Integration. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof (except for that certain Confidentiality and Non-Disclosure Agreement, dated as of December 27, 2005, by and between Serologicals Corporation and the Companies) and constitute the entire agreement among the Parties with respect thereto.

Section 11.12                          Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 11.13                          Transaction Costs. Except as provided above or as otherwise expressly provided herein or in the Escrow Agreement, (a) Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Shareholder shall pay the fees, costs and expenses of the Shareholder Parties incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of financial advisors, accountants and counsel to the Shareholder Parties and the Companies, as applicable. The fees and expenses related to any filing made pursuant to the HSR Act shall be paid by the Purchaser.

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Signature page follows

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

UPSTATE GROUP, L.L.C.
By: Serologicals Corporation, its sole member

By:	/s/ Harold W. Ingalls
Name:	Harold W. Ingalls
Title:	Vice President, Finance and Chief Financial Officer

RONALD L. GINGERICH REVOCABLE LIVING TRUST DATED MAY 23, 1995

By:	/s/ Ronald L. Gingerich
Name:	Ronald L. Gingerich
Title:	Trustee

/s/ Ronald L. Gingerich
Ronald L. Gingerich, individually